UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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International Flavors & Fragrances Inc.
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International Flavors & Fragrances Inc. 521 West 57th Street New York, NY 10019

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

March 9, 2012

Dear Shareholder:

It is my pleasure to invite you to attend International Flavors & Fragrances Inc.’s 2012 Annual Meeting of Shareholders (the “2012 Annual Meeting”). The meeting will be held on Tuesday, May 1, 2012, at 10:00 a.m. Eastern Time at our corporate office, located at 521 West 57th Street, New York, NY 10019. At the meeting, you will be asked to:

1.	Elect eleven members of the Board of Directors for a one-year term expiring at the 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”).

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2012 fiscal year.

3.	Approve, on an advisory basis, the compensation of our named executive officers in 2011.

4.	Transact such other business as may properly come before the 2012 Annual Meeting and any adjournment or postponement of the 2012 Annual Meeting.

Only shareholders of record as of the close of business on March 5, 2012 may vote at the Annual Meeting.

It is important that your shares be represented at the 2012 Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. Doing so will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on May 1, 2012.

Sincerely,

Douglas D. Tough
Chairman and Chief Executive Officer

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about March 14, 2012.

Our proxy statement and annual report are available online at www.proxyvote.com.

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International Flavors & Fragrances Inc. 521 West 57th Street New York, NY 10019

PROXY STATEMENT

Proxy Statement for 2012 Annual Meeting of Shareholders to be held on May 1, 2012

I. INFORMATION ABOUT VOTING

You are receiving this proxy statement because you own shares of our common stock that entitle you to vote at the 2012 Annual Meeting of Shareholders. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Date, Time and Place of the 2012 Annual Meeting

We will hold the 2012 Annual Meeting on Tuesday, May 1, 2012, at 10:00 a.m. Eastern Time at our corporate offices located at 521 West 57th Street, New York, NY 10019.

Questions and Answers about Voting at the 2012 Annual Meeting and Related Matters

Q:	What am I voting on?

A:	At the 2012 Annual Meeting you will be asked to vote on the following three proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation
1. To elect eleven members of the Board of Directors, each to hold office for a one-year term expiring at the 2013 Annual Meeting of Shareholders.	FOR

2. To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2012 fiscal year.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers in 2011, which we refer to as “Say on Pay.”	FOR

We also will consider other business that properly comes before the meeting in accordance with New York law and our By-laws.

Q:	Who can vote?

A:	Holders of our common stock at the close of business on March 5, 2012, the record date, are entitled to vote their shares at the 2012 Annual Meeting. As of March 5, 2012, there were 80,948,373 shares of common stock issued, outstanding and entitled to vote. Each share of common stock issued and outstanding is entitled to one vote.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. Shares of common stock for which we have received executed proxies will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal.

Q:	What is the difference between a “shareholder of record” and a “street name” holder?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “shareholder of record” or a “registered shareholder” of those shares. In this case, your Notice of Internet Availability of Proxy Materials (“Notice”) has been sent to you directly by us.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian (collectively, a “Broker”), including shares you may own as a participant in our Retirement Investment Fund Plan (401(k) Plan), you are considered the “beneficial owner” of those shares, which are held in “street name.” A Notice has been forwarded to you by or on behalf of your Broker, who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your Broker as to how to vote your shares by following its instructions for voting.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail, if you received a paper copy of the proxy materials; or

•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement, annual report and shareholder letter online, and the printed proxy card.

If your shares are held in our 401(k) plan, your proxy will serve as a voting instruction for the trustee of our 401(k) plan, who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by 11:59 pm Eastern Time on April 26, 2012. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through our 401(k) plan in the same proportion as those shares in our 401(k) plan for which voting instructions were received.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee.

Q:	How many votes are needed to elect the director nominees (Proposal 1)?

A:	Under our By-laws, in an uncontested election of directors, as we have this year, the affirmative vote of a majority of the votes cast is required for the election of directors, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected.

Q:	How many votes are needed to approve the ratification of the independent registered public accounting firm (Proposal 2)?

A:	Under our By-laws, the affirmative vote of a majority of the votes cast is required to ratify the selection of PwC as our independent registered public accounting firm for the 2012 fiscal year.

Q:	How many votes are needed to approve the advisory proposal regarding Say on Pay (Proposal 3)?

A:	Proposal 3 is an advisory vote. This means that while we ask shareholders to approve a resolution regarding Say on Pay, it is not an action that requires shareholder approval. Consequently, our By-law provisions regarding voting requirements do not apply to this proposal. We will calculate and report the results of the shareholder vote on this proposal based on the number of shares cast. If more shares vote “FOR” the Say on Pay proposal than vote “AGAINST,” we will consider the proposal to be approved.

Q:	What if I abstain from voting on a proposal?

A:	If you sign and return your proxy marked “abstain,” your shares will be counted for purposes of determining whether a quorum is present. For Proposals 1, 2 and 3, abstentions are not counted as votes cast, and will not affect the outcome of the vote.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:	If you are a beneficial shareholder and your shares are held in “street name,” the Broker is bound by the rules of the New York Stock Exchange (“NYSE”) regarding whether or not it can exercise discretionary voting power for any particular proposal if the Broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A Broker non-vote occurs when a Broker returns a proxy but does not vote on a particular item because the Broker does not have discretionary authority or specific voting instructions for that item from the owner of the shares. Broker non-votes are considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast.

The table below sets forth, for each proposal on the ballot, whether a Broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such Broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote
Election of Directors	No	None
Ratification of Auditors	Yes	Not Applicable
Say on Pay	No	None

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the director nominees, and “FOR” each of the two other proposals. If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion.

Q:	How do I change my vote?

A:	A shareholder of record may revoke his or her proxy by giving written notice of revocation to our Corporate Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the 2012 Annual Meeting.

If you are a beneficial shareholder, you may change your vote by following your nominee’s procedures for revoking or changing your proxy.

Q:	What shares are covered by my proxy card?

A:	Your proxy reflects all shares owned by you at the close of business on March 5, 2012. For participants in our 401(k) plan, shares held in your account as of that date are included in your proxy.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each proxy card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Q:	Who can attend the 2012 Annual Meeting?

A:	Only shareholders and our invited guests are permitted to attend the 2012 Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a nominee holds your shares and you plan to attend the meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date or a letter from the nominee confirming such ownership, and a form of personal identification. If you wish to vote your shares that are held by a nominee at the meeting, you must obtain a proxy from your nominee and bring such proxy to the meeting.

Q:	If I plan to attend the 2012 Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the 2012 Annual Meeting. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the 2012 Annual Meeting for shareholders of record.

II. PROPOSAL I — ELECTION OF DIRECTORS

Our Board of Directors currently has twelve members. Upon the recommendation of the Nominating and Governance Committee, our Board has nominated the following eleven current directors for re-election at the 2012 Annual Meeting for a one-year term that expires at the 2013 Annual Meeting: (i) Marcello Bottoli, (ii) Linda B. Buck, (iii) J. Michael Cook, (iv) Roger W. Ferguson, Jr., (v) Andreas Fibig, (vi) Alexandra A. Herzan, (vii) Henry W. Howell, Jr., (viii) Katherine M. Hudson, (ix) Arthur C. Martinez, (x) Dale Morrison and (xi) Douglas D. Tough. Each nominee has consented to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. Margaret Hayes Adame, currently a director, will retire from the Board as of the 2012 Annual Meeting.

Pursuant to our Corporate Governance Guidelines, a person that has previously served for twelve consecutive full annual terms on the Board cannot continue to serve as a director following the subsequent annual meeting of shareholders, unless (i) such person is a “Grandfathered Person” or one of our officers or (ii) the Board has made a determination that the nomination of such person would be in our best interests of us and our shareholders. “Grandfathered Persons” are eligible to serve as directors until the annual meeting of shareholders which occurs after the date that the director has turned 72. As of the date of this proxy statement, Mr. Martinez, a “Grandfathered Person”, is 72. Pursuant to the recommendation of the Nominating and Governance Committee, the Board has determined that it is in the best interests of the Company and our shareholders to re-nominate Mr. Martinez for an additional term in light of his extensive experience and substantial contribution as Lead Director of the Board. The Board intends to continue its search for a candidate to fill the vacancy resulting from Mrs. Adame’s retirement.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and to contribute to our success. Our directors were nominated because each possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities.

Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.

The Board recommends a vote FOR the election of each of the following director nominees.

Marcello V. Bottoli, 50 — An Italian national with extensive international experience, Mr. Bottoli is currently an operating partner of Advent International, a global private equity firm, since 2010, and served as Interim Chief Executive Officer of Pandora A/S, a designer, manufacturer and marketer of hand-finished and modern jewelry, from August 2011 until March 2012. Mr. Bottoli served as President and Chief Executive Officer of Samsonite Inc., a luggage manufacturer and distributor, from March 2004 through January 2009, and President and Chief Executive Officer of Louis Vuitton Malletier, a manufacturer and retailer of luxury handbags and accessories, from 2001 through 2002. Previously, Mr. Bottoli played a number of roles with Benckiser N.V., and then Reckitt Benckiser plc, a home, health and personal care products company, following the merger of Benckiser with Reckitt & Colman Ltd. His experience as a chief executive and emphasis on consumer products, strategic insights and marketing has enabled Mr. Bottoli to provide many insights and contributions to our Board. Mr. Bottoli serves on the board of directors of True Religion Apparel, Inc., a California-based fashion jeans, sportswear and accessory manufacturer and retailer, Blushington LLC, a makeup and beauty services retailer, and is Deputy Chairman of Pandora A/S. He has served on our Board since 2007.

Linda B. Buck, 65 — As a Howard Hughes Medical Institute Investigator and Member of the Fred Hutchinson Cancer Research Center, a biomedical research institute, since 2002, and Affiliate Professor of Physiology and Biophysics at the University of Washington since 2003, Dr. Buck’s research has provided key insights into the mechanisms underlying the sense of smell. This experience is useful to our research and development efforts in both flavors and fragrances, as is Dr. Buck’s technical background in evaluating a host of issues. Dr. Buck is the recipient of numerous awards, including The Nobel Prize in Physiology or Medicine in 2004. Dr. Buck served on the board of directors of DeCode Genetics Inc., a biotechnology company, from 2005 to 2009 and joined our Board in 2007.

J. Michael Cook, 69 — Mr. Cook retired as Chairman and Chief Executive Officer of Deloitte & Touche, a leading global professional services firm, in 1999, and has been a leader of his profession. His experience as a Chief Executive Officer and in accounting and corporate governance is an asset to us, and he is one of the leaders of our Board. He has served as Chairman of the American Institute of Certified Public Accountants and as a member of its Auditing Standards Board. He led the Board of the Financial Accounting Foundation, the overseer of accounting standards boards, and the World Congress of Accountants. Mr. Cook is an emeritus member of the Advisory Council of the Public Company Accounting Oversight Board (“PCAOB”), is a member of the PCAOB’s Standing Advisory Group, and was a member of the Securities and Exchange Commission’s Advisory Committee on Improvements to Financial Reporting. In 2002, Mr. Cook was named one of the Outstanding Directors in America by Director’s Alert and was a member of the National Association of Corporate Directors’ Blue Ribbon Commission on Director Professionalism and Audit Committees. He served as a director of Eli Lilly until April 2009 and Dow Chemical Company until May 2006 and is currently a director of Comcast Corporation and Chairman of the Board of Comeback America Initiative (CAI). Mr. Cook joined our Board in 2000.

Roger W. Ferguson, Jr., 60 — As the President and Chief Executive Officer, since 2008, of TIAA-CREF, a major financial services company, Mr. Ferguson has broad experience. Mr. Ferguson was an associate and partner at McKinsey & Company from 1984 to 1997 and also was an associate with a major law firm. Mr. Ferguson has also served in various policy-making positions, including as Vice-Chairman of the Board of Governors of the U.S. Federal Reserve System from 1999 until 2006, and as Chairman of Swiss America Holding Corporation, a global reinsurance company, from 2006 until 2008. Mr. Ferguson currently serves on the Advisory Committee of Brevan Howard Asset Management LLP and is a director of Audax Health. He is also a member of the President’s Council on Jobs and Competitiveness and serves on the board of a number of charitable and non-governmental organizations, including the China Banking Regulatory Commission, the Committee on Economic Development, Memorial Sloan-Kettering Cancer Center and the Council on Foreign Relations. This background provides excellent experience for dealing with the varied financial and other issues which our Board deals with on a regular basis. Mr. Ferguson has been a member of our Board since 2010.

Andreas Fibig, 50 — Based in Berlin, Germany, Mr. Fibig has been President and Chairman of the Board of Management of Bayer HealthCare Pharmaceuticals, the pharmaceutical division of Bayer AG, since September 2008. Prior to this position, Mr. Fibig held a number of positions of increasing responsibility at Pfizer Inc., a research-based pharmaceutical company, including as Senior Vice President in the US Pharmaceutical Operations group from 2007 through 2008 and as President, Latin America, Africa and Middle East from 2006 through 2007. These positions, including prior work experience with Pharmacia GmbH and Boehringer Ingelheim GmbH, have provided him with extensive experience in international business, product development and strategic planning, which are assets to our Board. Mr. Fibig is a board member of EFPIA, the European Federation of Pharmaceutical Industries and Associations, and vfa, the German Association of Research-Based Pharmaceutical Companies. He chairs the Board of Trustees of the Max Planck Institute for Infection Biology. He joined our Board in 2011.

Alexandra A. Herzan, 52 — As the granddaughter of our founder, Ms. Herzan has a long-term understanding of many aspects of our operations and brings a unique perspective to Board deliberations. Ms. Herzan has been the President and Treasurer of the Lily Auchincloss Foundation, Inc., a charitable foundation, since 1997, and a director of the van Ameringen Foundation, Inc., since 1992. These positions have provided executive and leadership experience, as well as an understanding of corporate governance, strategy and financial management at the Board level. As a trustee of a number of private trusts, as well as the Museum of Modern Art, she developed financial savvy translatable to our business. Ms. Herzan joined our Board in 2003.

Henry W. Howell, Jr., 70 — Until 2000, Mr. Howell served in various positions during his 34 years with J.P. Morgan, a financial services firm, and secured extensive business development, finance and international management experience which enables Mr. Howell to provide both a public and a private sector perspective on corporate finance, corporate governance and mergers and acquisitions. This experience also serves us well in conjunction with his service on our Nominating and Governance and Audit Committees. While at J.P. Morgan, Mr. Howell had several overseas assignments including head of banking operations in Germany and Chief Executive Officer of J.P. Morgan’s Australian merchant banking affiliate, which was publicly listed. Both of these assignments enhanced his ability to analyze complex international business and financial matters. He is currently on the board of a number of charitable organizations, including the Norton Museum. Mr. Howell joined our Board in 2004.

Katherine M. Hudson, 65 — As Chairperson, President and Chief Executive Officer of Brady Corporation, a global manufacturer of identification solutions and specialty industrial products, from 1994 until 2004, Ms. Hudson oversaw a doubling of annual revenues. Her prior experience over 24 years with Eastman Kodak covered various areas of responsibility, including systems analysis, supply chain, finance and information technology. This broad experience has translated to sound guidance to our Board. Ms. Hudson has served as a director on the boards of Apple Computer Corporation, a designer and manufacturer of consumer electronics and software products, and CNH Global NV, a manufacturer of agricultural and construction equipment. Since 2000, she has been on the board of, and currently sits on the Audit Committee of, Charming Shoppes, Inc., a woman’s specialty retailer. Ms. Hudson has served on our Board since 2008.

Arthur C. Martinez, 72 — Having served as Chairman and Chief Executive Officer of Sears, Roebuck and Company, a large retailer, from 1995 until 2000, Mr. Martinez obtained experience on a myriad of issues arising in a large corporation. This experience, together with the financial expertise which led him to be Chairman of the Board of the Federal Reserve Bank of Chicago from 2000 until 2002, enables him to provide expert guidance and leadership to us and our Board of Directors. He has also been a director of PepsiCo, Inc., a global food, snack and beverage company, since 1999, IAC/InterActiveCorp, a leading internet company, since 2005, Liz Claiborne, Inc., a retail-based premium brands company, since 2001, American International Group, Inc., an insurance and financial services organization, since 2009, and Chairman of the Board of HSN, Inc., an interactive multi-channel retailer, since 2008, as well as numerous charitable organizations, including Northwestern University, the Chicago Symphony and Greenwich Hospital. Mr. Martinez joined our Board in 2000.

Dale Morrison, 63 — Mr. Morrison has been a founding partner of TriPointe Capital Partners, a private equity firm, since 2011. Prior to TriPointe, he served from 2004 until 2011 as the President and Chief Executive Officer of McCain Foods Limited, an international leader in the frozen food industry. A food industry veteran, his experience includes service as Chief Executive Officer and President of Campbell Soup Company, various roles at General Foods and PepsiCo and as an operating partner of Fenway Partners, a private equity firm. Mr. Morrison is a seasoned executive with strong consumer marketing and international credentials and his knowledge of our customer base is invaluable to our Board. Mr. Morrison is currently a Director of the Center of Innovation at the University of North Dakota and a Director of InterContinental Hotels Group, and he previously served as a director of Trane, Inc. He joined our Board in 2011.

Douglas D. Tough, 62 — Mr. Tough has been our Chairman and Chief Executive Officer, or CEO, since March 2010. Previously, he served as Chief Executive Officer and Managing Director of Ansell Limited, a global leader in healthcare barrier protection, from 2004 until March 2010. Mr. Tough joined our Board in 2008 and served as our non-Executive Chairman from October 2009 until he became our CEO. Mr. Tough’s experience as a Chief Executive Officer of a major global company is directly translatable to his work as our Chairman and CEO, as is his prior 17 year service with Cadbury Schweppes Plc., a major food and beverage company, in a variety of executive positions throughout North America and the rest of the world. Mr. Tough is currently a director of Molson Coors Brewing Company, a multi-national beverage company.

III. CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors is responsible for overseeing the management of our company. The Board has adopted Corporate Governance Guidelines which set forth our governance principles relating to, among other things:

•	Director independence;

•	Director qualifications and responsibilities;

•	Board structure and meetings;

•	Management succession; and

•	The performance evaluation of the Board and Chief Executive Officer (“CEO”).

A copy of our Corporate Governance Guidelines is available through the Investors — Corporate Governance link on our website, www.iff.com.

Independence of Directors

The Board has affirmatively determined that each of (i) Ms. Adame, (ii) Mr. Bottoli, (iii) Dr. Buck, (iv) Mr. Cook, (v) Mr. Ferguson, (vi) Mr. Fibig, (vii) Ms. Herzan, (viii) Mr. Howell, (ix) Ms. Hudson, (x) Mr. Martinez and (xi) Mr. Morrison (all of our current directors other than Mr. Tough) has no material relationship with us that would affect his or her independence as a director, and that each meets our independence requirements and those of the NYSE’s corporate governance listing standards. In making each of these independence determinations, the Board considered all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with us. Our review of the information provided in response to these inquiries indicated that none of our independent directors engaged in any transaction, relationship or arrangement that might affect his or her independence.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, the Board does not have a policy that requires a separation of the Chairman and CEO positions. The Board believes that it is important that it have the flexibility to make this determination from time to time based on the particular facts and circumstances then affecting our business.

Currently, we combine the positions of CEO and Chairman of the Board. We believe that the CEO, as an executive, is in the best position to fulfill the Chairman’s responsibilities, including those related to identifying emerging issues facing our company, and communicating essential information to the Board about our performance and strategies. We also believe that the combined role of CEO and Chairman provides us with a distinct leader and allows us to present a single, uniform voice to our customers, business partners, shareholders and employees. If at any point in time the Board feels that its current leadership structure may be better served by separating the roles of CEO and Chairman of the Board, it may then determine to separate these positions.

In order to mitigate any potential disadvantages of a combined CEO and Chairman, the Board has created the position of Lead Director to facilitate and strengthen the Board’s independent oversight of our performance, strategy and succession planning and to promote effective governance standards. The independent directors of the Board elect a Lead Director from among the independent directors. Our current Lead Director is Mr. Martinez.

Mr. Martinez’s duties as Lead Director include:

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presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and providing prompt feedback regarding those meetings to the CEO and Chairman;

•	providing suggestions for Board meeting agendas, with the involvement of the CEO and Chairman and input from other directors;

•	serving as the liaison between the Chairman and the independent directors;

•	monitoring significant issues occurring between Board meetings and assuring Board involvement when appropriate; and

•	ensuring, in consultation with the CEO and Chairman, the adequate and timely exchange of information and supporting data between our management and the Board.

Board Committees

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which operates under a written charter adopted by the Board. Each Committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. In December 2011, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee reviewed and revised its charter. The revised charter of each Committee was subsequently approved by the Board. Each Committee charter provides that the Committee will annually review its performance. A current copy of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee charters is available through the Investors — Corporate Governance link on our website, www.iff.com.

The table below provides the current membership for each of our Committees and identifies our current Lead Director.

Name	Audit	Compensation	Nominating & Governance	Lead Director
Margaret Hayes Adame	X
Marcello Bottoli		X
Linda B. Buck			X
J. Michael Cook		X (Chair)
Roger W. Ferguson, Jr.		X
Andreas Fibig			X
Alexandra A. Herzan		X
Henry W. Howell, Jr.	X		X (Chair)
Katherine M. Hudson	X (Chair)
Arthur C. Martinez	X		X	X
Dale F. Morrison	X
Douglas D. Tough

X = Committee member

Board and Committee Meetings

Our Board of Directors held seven meetings during 2011. The Audit Committee held nine meetings, the Compensation Committee held five meetings and the Nominating and Governance Committee held four meetings during 2011. Each of our directors attended at least 75% of the total meetings of the Board and Committees on which he or she served during 2011. All of our directors who were serving on the day of last year’s annual meeting of shareholders attended that meeting, other than a director who retired that day. Under our Corporate

Governance Guidelines, unless there are mitigating circumstances, such as medical, family or business emergencies, Board members should endeavor to participate (either in person or by telephone) in all Board meetings and all Committee meetings of which the director is a member and to attend our annual meeting of shareholders. Our non-employee directors, all of whom are currently independent, meet in executive session, without the presence of any corporate officer or member of management, in conjunction with regular meetings of the Board. During 2011, our non-employee directors met in executive session as part of every regularly scheduled Board meeting.

Audit Committee

Responsibilities

The Audit Committee’s responsibilities include overseeing and reviewing:

•	the financial reporting process and the integrity of our financial statements and related financial information;

•	our internal control environment, systems and performance;

•	the process and performance of the our internal audit function;

•	the appointment, qualifications, independence and performance of the our independent accountant;

•	the process by which we assess and manage risk; and

•	the procedures for monitoring compliance with laws and regulations and with the our Code of Business Conduct and Ethics.

Under procedures adopted by the Audit Committee, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent accountant. The Audit Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Audit Committee members or subcommittees.

Independence and Financial Expertise

The Board reviewed the background, experience and independence of the Audit Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards;

•	meets the enhanced independence standards for audit committee members required by the Securities and Exchange Commission (“SEC”); and

•	is financially literate, knowledgeable and qualified to review financial statements.

In addition, the Board determined that each of Messrs. Howell, Martinez and Morrison and Ms. Hudson qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

Responsibilities

The Compensation Committee’s responsibilities include:

•	determining, subject to approval by the independent directors of the Board, the CEO’s compensation;

•	establishing executive officer compensation;

•	recommending to the Board any changes to the compensation and benefits of directors;

•	conducting risk assessments of the our executive compensation programs; and

•	overseeing the compensation and benefit programs for other employees.

Independence

The Board reviewed the background, experience and independence of the Compensation Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards;

•	is an “outside director” pursuant to the criteria established by the Internal Revenue Service; and

•	is a “non-employee director” pursuant to criteria established by the SEC.

Role of the Compensation Committee

Under our Compensation Committee’s charter, the Compensation Committee is responsible for assisting the Board in ensuring that long-term and short-term compensation provide performance incentives to management, and that compensation plans are appropriate and competitive and reflect the goals and performance of management and our company. As discussed in more detail under the heading “Compensation Discussion and Analysis,” the Compensation Committee considers company-wide performance against applicable annual and long-term performance goals pre-established by the Compensation Committee. If the Compensation Committee deems it appropriate, it may delegate certain of its responsibilities to one or more Compensation Committee members or subcommittees.

The Compensation Committee is responsible for making recommendations (1) to the Board of the compensation and benefits to be provided to non-employee directors and (2) to the independent directors of the Board, after consultation with the Chair of the Nominating and Corporate Governance Committee and the Lead Director, of the total compensation to be paid to our CEO.

The Compensation Committee also reviews and adopts, and where necessary or appropriate, recommends for Board or shareholder approval, our compensation and benefits policies, plans and programs and amendments thereto, taking into account economic and business conditions, and comparative compensation and benefit performance levels.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants or advisors to assist it in evaluating CEO, senior executive and non-employee director compensation. As discussed in more detail in this proxy statement under the heading “Compensation Discussion and Analysis — Role of Compensation Committee, Outside Advisors and Management,” the Compensation Committee directly engaged W.T. Haigh & Company (“W.T. Haigh”) as its independent compensation consultant to conduct a “benchmarking” survey in 2011. The Compensation Committee also directly engaged W.T. Haigh for recommendations on senior executive and non-employee director compensation in 2011. W.T. Haigh does not provide any non-executive compensation related services to us. Management also retains its own outside compensation consultants. Our CEO and our Senior Vice President, Human Resources (“SVP HR”) work with the Compensation Committee and the Compensation Committee’s independent compensation consultant.

Role of Management

Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, data and analysis for the design and administration of the our compensation, benefits and perquisite programs for our senior executives. The Compensation Committee combines this information with the recommendations and information from its independent compensation consultant.

Our CEO, our SVP HR and our Senior Vice President, General Counsel and Corporate Secretary (“General Counsel”) generally attend Compensation Committee meetings. None of these officers participates in any decisions relating to his or her own compensation. CEO performance and compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Compensation Committee’s independent compensation consultant where and as requested by the Compensation Committee. Our CEO and SVP HR, without the presence of any other members of senior management, actively participate in the performance and compensation discussions for our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was at any time during 2011 or at any other time an officer or employee of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Governance Committee

Responsibilities

The Nominating and Governance Committee’s responsibilities include:

•	developing and reviewing criteria for the selection of directors, and making recommendations to the Board with respect thereto;

•	identifying qualified individuals to serve on the Board;

•	recommending to the Board the nominees to be proposed by the Board for election as directors at the annual meeting of shareholders;

•	reviewing the qualifications of director candidates;

•	establishing and reviewing policies pertaining to roles, responsibilities, tenure and removal of directors;

•	reviewing management succession plans and monitoring corporate governance issues;

•	overseeing the Board evaluation process as well as the annual CEO evaluation process;

•	reviewing and recommending changes to our Corporate Governance Guidelines and the Charters of each of the Committees; and

•	reviewing and, if appropriate, approving transactions with related parties.

Independence

The Board reviewed the background, experience and independence of the Nominating and Governance Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Nominating and Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.

Director Candidates

Our Nominating and Governance Committee has established a policy regarding the consideration of director candidates, including candidates recommended by shareholders. The Nominating and Governance Committee, together with other Board members, from time to time, as appropriate, identifies the need for new Board members. Proposed director candidates who satisfy the criteria described below and who otherwise qualify for membership on the Board are identified by the Nominating and Governance Committee. In identifying candidates, the Nominating and Governance Committee seeks input and participation from other Board members and other appropriate sources so that all points of view are considered and the best possible candidates identified. The Nominating and Governance Committee may also engage a search firm to assist it in identifying potential candidates. Members of the Nominating and Governance Committee and other Board members, as appropriate, interview selected director candidates, evaluate the director candidates and determine which candidates are to be recommended by the Nominating and Governance Committee to the Board. Our Nominating and Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Nominating and Governance Committee.

Under our By-laws, if a shareholder wishes to submit a director candidate for consideration by the Nominating and Governance Committee, the shareholder must submit that recommendation to the Nominating and Governance Committee, c/o the Secretary of International Flavors & Fragrances Inc., in writing, not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders. The request must be accompanied by the information concerning the director candidate and nominating shareholder described in Article I, Section 3(d)(2) of our By-laws. The Nominating and Governance Committee may also request any additional background or other information from any director candidate or recommending shareholder as it may deem appropriate.

Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, our Nominating and Governance Committee considers the following factors as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•	Diversity of viewpoints, backgrounds, experiences and other demographics;

•	Business or other relevant experience; and

•

The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to our needs and to the requirements and standards of the NYSE and the SEC.

To ensure independence and to provide the breadth of needed expertise and diversity of our Board, our By-laws currently require our Board to have twelve members. The Board periodically reviews its size and makes appropriate adjustments. While the Nominating and Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that the Nominating and Governance Committee considers in identifying director nominees. As part of this process, the Nominating and Governance Committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of how that candidate may contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to our business. The Nominating and Governance Committee also annually reviews each current Board member’s suitability for continued service as a member of our Board. In addition, in the event that a current director has a significant change in status, including changes in employment or skill set, the director is required to report that change to the Board so that the Nominating and Governance Committee can review the change and make a recommendation to the full Board regarding the continued appropriateness of that director’s Board membership.

Risk Management Oversight

Board Role in Management of Risk

Our Board is actively involved in the oversight and management of risks that could affect us. This oversight and management is conducted primarily through the Audit and Compensation Committees of the Board, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, and assists the Board in reviewing our risk profile and our policies and practices with respect to risk assessment and risk management, in particular as it relates to financial risk. The Board and the Audit Committee focus on the most significant risks facing us, including operational risk, financial risk, credit risk and liquidity risk, as well as our general risk management strategy, and also seek to ensure that risks that we undertake are consistent with the Board’s approach to risk. The Compensation Committee is primarily responsible for managing risks associated with compensation policies and practice, our compensation plans (including equity compensation plans and programs), severance, change in control and other employment-related matters. While the Board oversees our risk management, our management is primarily responsible for day-to-day risk management processes, and reports to either the full Board or the Audit Committee, as requested by the Board, regarding these processes. We believe this division of responsibility is the most effective approach for addressing risk management.

Compensation Risks

In the fourth quarter of 2011, the Compensation Committee, working with its independent compensation consultant, conducted a risk assessment of our executive compensation programs. The goal of this assessment was to determine whether the general structure of our executive compensation policies and programs, annual and long-term performance goals or the administration of the programs posed any material risks to the Company. In addition, with the input of our SVP HR, the Compensation Committee reviewed compensation programs and policies below the executive level in a Company-wide risk assessment. The Compensation Committee shared the results of this review with our full Board of Directors as part of the Compensation Committee’s report to the Board.

The Compensation Committee determined that the performance goals and incentive plans in place during 2011 do not result in excessive risk that inappropriate business decisions or strategies would be made or implemented by our senior executives or employees generally. The approved goals under our Annual Incentive Plan (“AIP”) and Long-Term Incentive Plan (“LTIP”) (and similar programs established for non-executive employees) are consistent with our financial plans and strategies and operating model that have been reviewed and approved by our Board. In addition, incentive awards have generally been made based on a review of achievement against multiple financial metrics, which lessens the risk associated with relying on any single financial metric. We believe these factors encourage our executive officers to manage the Company in a prudent manner.

Related Person Transactions

Our Board of Directors has adopted a written policy for the review and the approval or ratification of any related person transaction. This policy is available through the Investors — Corporate Governance link on our website, www.iff.com. The policy defines “related person” and “related person transaction” in a detailed manner. Under the policy, a related person transaction requires the approval or ratification of the Nominating and Governance Committee. The Audit Committee will be consulted if accounting issues are involved in the transaction. Under the policy, a related person transaction will be approved or ratified only if the Nominating and Governance Committee determines that it is being entered into in good faith and on fair and reasonable terms which are in the best interest of the Company and its shareholders. No related person may participate in the review of a transaction in which he or she may have an interest. In addition, except for non-discretionary contributions made pursuant to our matching contributions program, a charitable contribution by the Company to an organization in which a related person is known to be an officer, director or trustee will be subject to approval or ratification by the Nominating and Governance Committee.

There were no “related person transactions” in 2011 involving any director, director nominee or executive officer of the Company, any known 5% or greater shareholder of the Company or any immediate family member of any of the foregoing persons (together “related persons”). A “related person transaction” generally means a transaction involving more than $120,000 in which the Company is a participant and in which a related person has a direct or indirect material interest under SEC rules.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, including our CEO and our principal financial officer (who is also our principal accounting officer). We have also adopted a Code of Conduct for Directors and a Code of Conduct for Executive Officers (together with the Code of Ethics, the “Codes”). The Codes are available through the Investors — Corporate Governance link on our website, www.iff.com.

Only the Board or the Audit Committee may grant a waiver from any provision of our Codes in favor of a director or executive officer, and any such waiver and any amendments to the Codes will be publicly disclosed on our website, www.iff.com.

IV. DIRECTORS’ COMPENSATION

Annual Director Cash and Equity Compensation

Each non-employee director received an annual retainer of $200,000 relating to the service year from the 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”) to the 2012 Annual Meeting. Of this amount, we paid $100,000 in cash in November 2011, and we paid $100,000 in Restricted Stock Units (“RSUs”) issued under our shareholder-approved stock award and incentive plan on the date of the 2011 Annual Meeting. The RSUs vest on the third anniversary of the grant date and are subject to accelerated vesting upon a change in control. The number of RSUs granted to each director, 1,585, was based on the closing market price of our common stock on the grant date. Once the RSUs vest, each non-employee director is required to defer all of the vested RSUs under our Deferred Compensation Plan (“DCP”) until he or she separates from service on our Board of Directors. Given that RSUs will be deferred until each director’s separation from service and each director’s stock ownership will increase during his or her term of service, there are no minimum share ownership requirements applicable to our directors. Any director who is an employee of the Company does not receive any additional compensation for his or her service as a director.

For 2012, there are no changes to the compensation we pay to our non-employee directors.

Annual Committee Chair and Lead Director Compensation

During 2011, the Chair of each of the Audit Committee and Compensation Committee and the Lead Director received an annual cash retainer of $15,000. The Chair of the Nominating and Governance Committee received an annual cash retainer of $10,000. There are no changes to these amounts for 2012.

Participation in our Deferred Compensation Plan

Non-employee directors are eligible to participate in our DCP. In addition to mandatory deferral of vested RSUs granted in or after 2008, a non-employee director may defer all or a portion of his or her cash compensation, as well as any RSUs granted to him or her prior to 2008, subject to tax law requirements. Additional details regarding our DCP may be found in this proxy statement under the heading “Non-Qualified Deferred Compensation.” Non-employee directors are not entitled to matching contributions or the 25% premium on deferrals into our common stock fund described in that section. Earnings on any deferrals into the interest bearing account of the DCP were not above market and thus are not included in the Director Compensation Table below.

Other

We reimburse our non-employee directors for travel and lodging expenses incurred in connection with their attendance at Board and Committee meetings, our shareholder meetings and other Company-related activities.

In addition, each current and former director who began service as a director before May 14, 2003 is eligible to participate in our Director Charitable Contribution Program (“DCCP”). Under the DCCP, directors were paired together and the Company purchased joint life insurance policies on the lives of each paired set of participating directors. The Company is the owner and sole beneficiary of the policies and is responsible for payment of any premiums. In 2009, the insurance policies were restructured so that no further premiums are required. Assuming no changes to the current Federal tax laws relating to charitable contributions, and if certain other assumptions are met, the Company expects to recover all of the premium costs that have been paid by the Company and the after-tax cost of our anticipated charitable contributions pursuant to this program. After a covered director dies, the Company will donate $500,000 to one or more qualifying charitable organizations previously designated by the deceased director.

Directors first elected on or after May 14, 2003 do not participate in the DCCP. However, all current directors, including those who participate in our DCCP, are eligible to participate in our Matching Gift Program. Under this program, we match, on a dollar for dollar basis, contributions made by directors to qualifying charitable organizations up to a maximum of $10,000 per person per year.

The following table details the compensation paid to or earned by our non-employee directors for the year ended December 31, 2011.

2011 Directors’ Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Margaret Hayes Adame	100,034	94,862	—	—	194,896
Marcello Bottoli	100,034	94,862	—	10,000	204,896
Linda B. Buck	100,034	94,862	—	—	194,896
J. Michael Cook	115,034	94,862	—	10,000	219,896
Roger W. Ferguson, Jr.	100,034	94,862	—	—	194,896
Andreas Fibig	111,593	109,303	—	—	220,896
Peter A. Georgescu(7)	—	—	—	10,000	10,000
Alexandra A. Herzan	100,034	94,862	—	10,000	204,896
Henry W. Howell, Jr.	110,034	94,862	—	10,000	214,896
Katherine M. Hudson	120,787	94,862	—	10,000	225,649
Arthur C. Martinez	115,034	94,862	—	10,000	219,896
Dale F. Morrison	111,593	109,303	—	—	220,896

(1)	The amounts in this column include: (i) the annual cash retainer for service as a non-employee director, including, in the case of Mr. Fibig and Mr. Morrison, who commenced service as directors in 2011, pro-rated amounts for service prior to the 2011 Annual Meeting and; (ii) for certain directors, the annual cash retainer for service as chairperson of a Board committee during 2011, and in the case of Ms. Hudson, a pro-rated amount for her service as Chair of the Audit Committee prior to the 2011 Annual Meeting; and (iii) nominal amounts in cash in lieu of fractional shares of common stock. Of the amounts in this column, the following amounts were deferred in 2011 under our DCP: Mr. Cook, $115,034; Mr. Ferguson, $100,034; Mr. Fibig, $55,788; Mr. Howell, $110,034; and Mr. Morrison, $111,541. Earnings in our DCP were not above-market or preferential and thus are not reported in this table.

(2)	The amounts in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of equity awards granted during the fiscal year ended December 31, 2011, computed in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs and options may be found in Note 11 to our audited financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2012 (the “2011 Annual Report”).

(3)	Each director (other than Mr. Georgescu) received a grant on May 3, 2011 of 1,585 RSUs under our 2010 Stock Award and Incentive Plan (“2010 SAIP”). Mr. Fibig and Mr. Morrison each received a grant of 264 RSUs on March 8, 2011 under our 2010 SAIP, which included a pro-rated amount for service prior to the 2011 Annual Meeting. None of our Directors forfeited any RSUs or shares of deferred stock during 2011.

(4)	On December 31, 2011, our directors held the following number of unvested RSUs and shares of deferred common stock: Mrs. Adame, 6,687 RSUs and 12,685 deferred shares; Mr. Bottoli, 6,687 RSUs and 3,943 deferred shares; Dr. Buck, 6,687 RSUs and 3,943 deferred shares; Mr. Cook, 6,687 RSUs and 13,978 deferred shares; Mr. Ferguson, 3,572 RSUs and 0 deferred shares; Mr. Fibig, 1,849 RSUs and 0 deferred shares; Mrs. Herzan, 6,687 RSUs and 8,984 deferred shares; Mr. Howell, 6,687 RSUs and 22,721 deferred shares; Ms. Hudson, 6,687 RSUs and 1,467 deferred shares; Mr. Martinez, 6,687 RSUs and 24,916 deferred shares; and Mr. Morrison, 1,849 RSUs and 0 deferred shares. In addition, our former director Mr. Georgescu held 5,102 RSUs and 0 deferred shares as of December 31, 2011. The deferred shares, which are held under the DCP, result from deferral of vested equity grants, voluntary deferral of retainer fees or the crediting of additional share units as a result of reinvestment of dividend equivalents. Deferred shares will be settled by delivery of common stock upon the director’s separation from service on the Board, or, in the case of voluntary deferrals, as otherwise elected by the director. All of the deferred shares are included for each director in the Beneficial Ownership Table.

(5)	We did not grant any options to our directors in 2011. None of the options held by any director expired or were forfeited during 2011. On December 31, 2011, our directors held the following number of outstanding options: Mrs. Adame, 9,000 options; Mr. Cook, 9,000 options; Mrs. Herzan, 6,000 options; and Mr. Martinez, 6,000 options. In addition, our former director Mr. Georgescu held 9,000 options as of December 31, 2011.

(6)	The amounts in this column are matching contributions made by us under our Matching Gift Program to eligible charitable organizations in connection with charitable contributions made by our directors during 2011.

(7)	Mr. Georgescu retired as a member of our Board effective as of our 2011 Annual Meeting date.

V. SECURITIES OWNERSHIP OF MANAGEMENT, DIRECTORS

AND CERTAIN OTHER PERSONS

Beneficial Ownership Table

Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 17, 2012, by each director and nominee for director, the persons named in the Summary Compensation Table in this proxy statement and all directors and executive officers as a group. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Rights to Acquire Beneficial Ownership of Shares of Common Stock(2)	Percent of Class**
Margaret Hayes Adame	17,185		9,000	*
Kevin C. Berryman	46,869		—	*
Marcello Bottoli	3,943		—	*
Linda B. Buck	3,943		—	*
Anne Chwat	14,888		—	*
J. Michael Cook	18,978		9,000	*
Roger W. Ferguson, Jr.	—		—	*
Andreas Fibig	—		—	*
Alexandra Herzan	825,289	(3)	6,000	1.03%
Henry W. Howell, Jr.	23,721		—	*
Katherine M. Hudson	3,967		—	*
Arthur C. Martinez	28,666		6,000	*
Nicolas Mirzayantz	78,264		1,416	*
Dale F. Morrison	—		—	*
Douglas D. Tough	112,384		—	*
Hernan Vaisman	49,908		—	*
All Directors and Executive Officers as a Group (19 persons)	1,292,934		32,384	1.65%

*	Less than 1%.

**	Based on 80,931,707 shares of common stock outstanding.

Except as otherwise indicated, the address of each person named in this table is c/o International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019.

Certain Other Owners

The following table sets forth information regarding each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, as of February 17, 2012, based on a review of filings with the SEC. Unless otherwise indicated, beneficial ownership is direct.

	Number of Shares and Nature of Beneficial Investment Ownership
Name and Address of Beneficial Owner	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power	Percent of Class**
BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	5,382,598	—	5,382,598	—	6.65%

T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	1,035,009	—	4,667,223	—	5.77%

The Vanguard Group, Inc.(6) 100 Vanguard Blvd. Malvern, PA 19355	113,123	—	4,117,373	113,123	5.23%

**	Based on 80,931,707 shares of common stock outstanding.

(1)	This column includes share unit balances held in the IFF Stock Fund under each of our DCP and Retirement Investment Fund Plan credited to participants’ accounts (where applicable) and, for executive officers may include certain premium share units held under the DCP. This column also includes unvested shares of Purchased Restricted Stock (“PRS”). Premium share units held by executives in the IFF Stock Fund under our DCP are subject to vesting and may be forfeited if the participant’s employment is terminated.

(2)	This column reflects the number of shares of common stock that the named person has the right to acquire pursuant to options, RSUs and SSARs that are exercisable within 60 days of February 17, 2012. The number of shares of common stock that could be obtained from SSARs is estimated by dividing the aggregate appreciation in share price, calculated as multiplying the number of outstanding SSARs which can be exercised within 60 days of February 17, 2012 by the difference between the closing price of our common stock on February 17, 2012 ($56.66) and the SSAR exercise price, by the closing price of our common stock on February 17, 2012.

(3)	Mrs. Herzan is a director of the van Ameringen Foundation, Inc., which owns 274,673 shares, President, Treasurer and a director of the Lily Auchincloss Foundation, which owns 11,000 shares, a trustee and a beneficiary of a trust which holds 519,581 shares, and a trustee and a beneficiary of a trust which owns 567 shares, all of which shares are included in Mrs. Herzan’s ownership. Mrs. Herzan disclaims beneficial ownership of the shares owned by the van Ameringen Foundation, Inc. and the Lily Auchincloss Foundation. She directly owns 1,500 shares.

(4)	This amount is based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2012.

(5)	This amount is based solely on Amendment No. 6 to Schedule 13G filed with the SEC on February 10, 2012.

(6)	This amount is based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 8, 2012.

VI. PROPOSAL II — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers, LLP as our independent registered public accounting firm for 2012, and the Board of Directors has directed that our management submit that selection for ratification by our shareholders at the 2012 Annual Meeting. Although ratification is not required by our By-laws or otherwise, we are submitting the selection of PwC to our shareholders for ratification as a matter of good corporate governance. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the Audit Committee’s selection of our independent registered public accounting firm in the next fiscal year, but is not bound by the shareholders vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of the Company and our shareholders.

Representatives of PwC are expected to attend the 2012 Annual Meeting, where they will be available to respond to questions and, if they desire, to make a statement.

Our Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of PwC as our Independent Registered Public Accounting Firm for 2012.

Principal Accountant Fees and Services

The following table provides detail about fees for professional services rendered by PwC for the years ended December 31, 2011 and December 31, 2010.

	2011	2010
Audit Fees(1)	$4,233,897	$3,633,441
Audit-Related Fees(2)	—	58,759
Tax Fees(3)
Tax Compliance	525,258	832,860
Other Tax Services	415,782	1,352,855
All Other Fees(4)	9,799	23,557

Total	$5,184,736	$5,901,472

(1)	Audit Fees were for professional services rendered for audits of our consolidated financial statements and statutory and subsidiary audits, consents and review of reports filed with the SEC and consultations concerning financial accounting and reporting standards. Audit Fees also included the fees associated with an annual audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, integrated with the audit of our annual financial statements.

The 2010 Audit Fees have been revised to reflect an additional $326,000 of fees related to 2010 services which were billed in 2011.

(2)	Audit-Related Fees were for assurance and related services for attestation services that are not required by statute or regulation and consultations concerning statutory audits.

(3)	Tax Compliance services consisted of fees related to the preparation of tax returns, assistance with and representation in tax audits and appeals, indirect taxes, expatriate tax compliance services and transfer pricing services. Other Tax Services consisted of tax planning and tax advisory services.

(4)	All Other Fees were for software licenses and other professional services.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services by category, including audit-related services, tax services and other permitted non-audit services, to be provided by the independent registered public accounting firm to the Company. In accordance with the policy, the Audit Committee regularly reviews and receives updates on specific services provided by the independent registered public accounting firm, and our management may submit additional services for approval.

To facilitate the approval process, the Audit Committee may delegate pre-approval authority to the Committee chairperson, or to our Chief Financial Officer (“CFO”) (for services, other than audit or attest services) to the extent permitted under the SEC’s pre-approval requirements. The Audit Committee member or CFO to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All services rendered by PwC to the Company are permissible under applicable laws and regulations. During 2011, all services performed by PwC which were subject to the SEC’s pre-approval requirements were approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policy.

AUDIT COMMITTEE REPORT

The Audit Committee (“we”, “us” or the “Committee”) oversees the financial reporting process of International Flavors & Fragrances Inc. (the “Company”) on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. A full discussion of the membership of the Audit Committee and the responsibilities performed by it pursuant to the Audit Committee Charter is set forth above on pages 9-10.

For 2011, we have reviewed and discussed the Company’s audited financial statements with management. We have reviewed and discussed with management its process for preparing its report on its assessment of the Company’s internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. We discussed with PricewaterhouseCoopers, LLP (“PwC”), the Company’s independent registered public accounting firm, its audit of the financial statements and of the Company’s internal control over financial reporting. We discussed with PwC and the Company’s internal auditors the overall scope and plans for their respective audits.

We have discussed with PwC the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended (AICPA Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We also received the written disclosures and the letter from PwC regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with PwC its independence. We concluded that PwC’s independence was not compromised by the non-audit services provided by PwC, the majority of which consisted of tax services.

Based on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC. We also evaluated and selected PwC as the Company’s independent auditors for 2012, which the shareholders will be asked to ratify at the 2012 Annual Meeting of Shareholders.

Audit Committee

Katherine M. Hudson

(Chair)

Margaret Hayes Adame

Henry W. Howell, Jr.

Arthur C. Martinez

Dale F. Morrison

VII. COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2011 compensation of our named executive officers, or NEOs. As discussed in Proposal III beginning on page 45, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” To assist you with this vote, you should review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to our financial performance.

For 2011, our NEOs were:

Douglas D. Tough	Chief Executive Officer and Chairman
Kevin C. Berryman	Executive Vice President and Chief Financial Officer
Nicolas Mirzayantz	Group President, Fragrances
Hernan Vaisman	Group President, Flavors
Anne Chwat	Senior Vice President, General Counsel and Corporate Secretary

Compensation Philosophy

The core of our executive compensation philosophy is that our executives’ pay should be linked to achievement of financial and operational performance metrics that build shareholder value. The link between compensation and business goals is an important factor that has historically driven, and will continue to drive, our performance. Consequently, we designed our program to motivate and reward our executives for the achievement of both annual and long-term business goals by providing a significant portion of compensation that is variable and tied directly to Company and individual performance. We believe that executive compensation should (i) be tied to overall Company performance; (ii) reflect each executive’s level of responsibility; (iii) vary based on individual performance and contribution; and (iv) include a significant equity component. We believe that by keeping the majority of executive pay “variable” and “equity-based” we can best ensure alignment with shareholder value and Company growth.

Our 2011 NEO Pay Was Tied to our 2011 Performance

In 2011, we met or exceeded all of our long-term financial goals, including (i) local currency sales growth of 3.6%, (ii) adjusted operating profit growth of 11% and (iii) adjusted EPS growth of 11%. This strong performance was achieved despite the various challenges the organization faced, including economic uncertainty, weakened consumer confidence, declines in discretionary spending by consumers and increases of approximately 10% in raw material prices. Furthermore, we executed on key elements of our strategic plan during the year, including:

•	leveraging our geographic footprint, resulting in local currency sales growth in our emerging markets of 7.5%;

•	strengthening our innovation platform by increasing our research and development spending;

•	investing in resources, new plants and key technologies to ensure that we can meet the future growth needs in emerging markets and advantaged technologies in the Flavors business; and

•	improving our profitability profile by exiting approximately $8 million of low margin businesses and completing a realignment of our Fragrance business unit.

The performance levels set for our 2011 executive compensation programs were based upon the exceptionally strong growth and results of operations that we had experienced in 2010. Consequently, despite our solid financial results in 2011, we did not meet some of the target performance levels for our corporate and business financial metrics under our AIP and LTIP and, consequently, the 2011 annual compensation of our NEOs was significantly less than their respective compensation in 2010 as discussed below.

2011 Annual Incentive Plan Payout.    Consistent with our pay for performance philosophy, our 2011 payout under our AIP was below target for each of our NEOs other than our Group President, Flavors. Our AIP is based on the achievement of four financial performance metrics: (1) local currency sales growth, (2) operating profit, (3) gross margin and (4) working capital. These performance metrics are measured at the corporate level for our CEO, our CFO and our General Counsel and at both the corporate level and the business unit level for the Group President of each of our business units. For 2011, at the corporate level, we exceeded the threshold levels of performance for operating profit and local currency sales growth, but did not achieve the threshold levels for gross margin and working capital. As a result, the overall corporate AIP payout was approximately 23% for those NEOs evaluated solely on corporate performance. Our Flavors business unit exceeded its local currency sales growth, operating profit and working capital target performance levels, but did not meet the threshold level for gross margin. This resulted in an AIP payout, when combined with the corporate level performance, of approximately 72.7% of the target award for our Group President, Flavors. Our Fragrance business unit did not meet any of its threshold performance levels. Consequently, the AIP payout, when combined with the corporate level performance, was approximately 11.5% of the target award for our Group President, Fragrances.

Long-Term Incentive Plan Results for 2011.    Each of our three-year LTIP cycles is administered in four performance segments: Year 1, Year 2, Year 3 and Cumulative over the three-year period. For each of the three annual performance segments, each of (i) our earnings per share (“EPS”) versus our internal goal (our “EPS Goal”) and (ii) our Total Shareholder Return (“TSR”) versus the S&P 500 (our “TSR Goal”) carry an equal weighting. For the Cumulative segment, the TSR Goal is weighted at 100%. The EPS Goal for each year within the current cycles is established by our Compensation Committee (which we refer to in this Compensation Discussion and Analysis as the “Committee”) during the first quarter of the applicable year. The TSR Goal for each year, as well as the Cumulative TSR Goal, are established at the beginning of the three-year period. At the end of each segment, the Committee determines the extent to which the Company met its annual EPS Goal and TSR Goal, and, for the three-year cycle ended, the extent to which the Company met the Cumulative TSR Goal. For 2011, our EPS of $3.84, as adjusted for non-recurring or one-time items, was slightly above our threshold performance level of $3.78 but below the target performance level of $4.08. As a result, our NEOs earned 38.9% of the EPS Goal for the year. Our TSR for 2011 was in the 45th percentile, which was above the threshold level of the 35th percentile but below our 55th percentile target. Our cumulative TSR for the 2009-2011 LTIP performance cycle was at the 64th percentile, which was above our 55th percentile target. As a result, our NEOs earned 62.5% of the TSR Goal for the 2011 segment and earned 143.5% of the TSR Goal for the cumulative segment. The LTIP award earned and “banked” for the 2011 segment of the 2010-2012 and 2011-2013 LTIP performance cycles was therefore equal to 12.7% of target.

Compensation Related Corporate Governance Decisions.    To ensure continued alignment of compensation with Company performance and the creation of shareholder value, during 2010 and 2011 we continued to adopt and maintain strong corporate governance policies, including the following:

•

We amended the Executive Separation Policy (“ESP”) to provide that any equity awards made after December 2010 would be subject to a “double trigger” and accelerate in connection with a change in control only if an ESP participant is terminated without cause or terminates for “Good Reason” within two years following a change in control;

•

We eliminated any tax gross-up payments that would be made in connection with a change in control under the ESP, for executives who joined after March 8, 2010, in line with our letter agreement with Mr. Tough which did not provide for tax gross-up payments; and

•	We continued to require our executives, including our NEOs, to meet certain stock ownership guidelines.

Our Executive Compensation Program

We pay for performance.    Our NEO target compensation for 2011 reflects our commitment that a significant portion of our executive compensation should be variable and tied directly to achievement of our short-term and long-term financial and operational objectives.

•

During 2011, as in prior years, our NEO’s direct compensation consisted of (1) base salary, (2) AIP awards, (3) LTIP awards and (4) Equity Choice Program (“ECP”) awards. During 2011, of the average target direct compensation payable to our CEO and our other three NEOs who were employed during all of 2011, approximately 76% was variable, while approximately 73% of the variable target compensation was tied to long-term performance metrics.

•

Our aggressive performance goals are based on the financial and strategic expectations set by our Board of Directors for our entire organization. In 2011, our AIP financial targets for our corporate performance and for each of our Business Units were set meaningfully above 2010 target levels for most of our performance objectives, thereby requiring continued strong financial performance to obtain target AIP awards.

Performance Objective	2010 Corp. Target	2011 Corp. Target	2010 Flavors Target	2011 Flavors Target	2010 Fragrances Target	2011 Fragrances Target
Local Currency Sales Growth	2.5%	5.3%	3.6%	6.1%	2.0%	4.6%
Operating Profit	$390.0M	$504.0M	$234.0M	$278.0M	$197.0M	$276.0M
Gross Margin	42.2%	42.8%	42.6%	43.0%	41.8%	42.8%
Working Capital	31.0%	29.5%	25.1%	25.4%	37.1%	34.2%

As illustrated in the tables below, actual awards earned as a percent of target, in both the AIP and LTIP, vary based on our financial and operational performance.

For the five AIP plan years from 2007 to and including 2011 the actual corporate percentage payout under the AIP against the annual performance goals ranged from 22.8% to 179.5%, with an average payout of 85% of target over the five year period. During this period, our local currency sales grew at a compound annual growth rate of approximately 4.8%. Over the 2007-2011 period, operating profit (excluding extraordinary or special items such as restructuring charges and employee separation costs) increased by 42% from $334 million in 2006 to $474 million in 2011. Our adjusted operating profit margin improved by 110 basis points from 15.9% of sales in 2006 to 17.0% in 2011. Our core working capital improved over the same period, declining from 33.3% of yearly sales at the end of 2006 to 31.1% by the end of 2011.

We align the interests of our executives with those of our shareholders.    We have designed our executive compensation to provide a significant portion of our executives’ total direct compensation in the form of equity and to encourage their direct investment as well as long-term ownership. Approximately 56.3% of the average variable target compensation payable to our CEO and our other three NEOs who were employed during all of 2011 was payable in equity. For 2011, the proportion of long-term incentive compensation opportunity provided in the form of equity versus cash for the CEO and the average of our other three NEOs who were employed during all of 2011, as a group, was as follows:

Our executives, including our NEOs, are required to meet certain share ownership guidelines. Until the targeted ownership level is achieved, all of our NEOs are required to hold 50% of the shares acquired from the exercise of a stock option or stock-settled appreciation right or the vesting of restricted stock (after payment of any exercise price and taxes). These targeted ownership levels are a key feature of our overall compensation program intended to align our executive team’s interests with those of our shareholders.

Compensation Setting Process

Role of Compensation Committee, Outside Advisors and Management

Compensation Committee

Pursuant to its Charter, the Committee assists the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company. The Committee is responsible for overseeing the determination, implementation and administration of remuneration, including compensation, benefits and perquisites, of all executive officers and other members of senior management. The Committee recommends CEO compensation to the full Board for its approval.

Outside Advisors

To assist it in fulfilling its responsibilities, the Committee engaged W.T. Haigh as its independent compensation consultant throughout 2011. W.T. Haigh regularly participates in Committee meetings and meets privately with the Committee at its request. To date, W.T. Haigh has worked exclusively on executive and director compensation initiatives and plans on behalf of the Committee and does not have other consulting arrangements with the Company.

In 2011, W.T. Haigh reviewed and made recommendations to the Committee concerning our executive compensation philosophy and programs including:

•	re-affirming our executive compensation philosophy;

•	conducting total compensation market reviews for each NEO;

•	conducting total compensation market reviews for and advising on non-employee director compensation;

•	identifying the peer group used for benchmarking our compensation levels; and

•

reviewing executive benefits and perquisites and the relevant design features, including the ESP and payments of benefits that may be triggered in the event of a termination following a change in control.

Management

With the input of W.T. Haigh, our CEO and SVP HR evaluated the performance and competitive pay position for each NEO, other than themselves, and made recommendations to the Committee concerning each such officer’s target 2011 compensation. Our CEO followed the same process with regard to the target 2011 compensation for our SVP HR, without her input, and the Committee followed the same process with regard to the target 2011 compensation for our CEO, without his input. Our CEO, our SVP HR and our General Counsel generally attend Committee meetings but do not attend the portion of meetings where their own compensation is discussed or determined. The CEO and SVP HR periodically provide the Committee with updates of progress against our performance goals, and provide management’s views and recommendations concerning compensation elements including:

•	performance criteria and targets under our AIP and LTIP, including potential threshold and maximum performance targets, based on our financial, operating and strategic plans;

•	adjustments to a particular executive’s compensation, including equity compensation, based on individual performance, responsibilities or other considerations;

•	our ESP; and

•	perquisites.

Principles for Setting Compensation Targets

On an annual basis, the Committee reviews and approves the compensation to our NEOs. We use a global grading structure for our NEOs, with compensation ranges for each grade. Our NEOs are placed in a particular grade based on internal factors (including scope of responsibilities and job complexity) and an external market evaluation. The external market evaluation is based on published third party general survey information and a review of like positions within our selected peer groups described below. This process is often referred to as “market benchmarking.” We update the external market benchmarking and peer group data annually.

Market Benchmarking

The Committee’s “philosophical” goal is to position target total compensation at generally the 60th to 65th percentile of relevant market benchmarks. We use compensation data from other companies to benchmark our compensation levels. The Committee has traditionally believed that it was difficult to define a single peer group for our market benchmarking that appropriately reflects the diversity of responsibilities within our business, especially because none of our major direct competitors is subject to SEC reporting. Therefore, with assistance from its independent compensation consultant, the Committee identified two separate and distinct peer groups — a consumer product companies peer group and a specialty chemical companies peer group. The Committee, based on the input of its independent compensation consultant, decided to use the following criteria in reviewing and selecting the peer group companies:

1.	US publicly traded companies of comparable size (generally based on revenue of $1B — $5B and market capitalization of $1B — $8B);

2.	Global scope with significant international presence (international operations generally accounting for at least 25% of total revenues);

3.	Strong in-house Research and Development (“R&D”) activities (R&D expense generally over 1% of total revenue);

4.	Growth orientation, with positive sales and earnings growth over the three years prior to the review and selection of the peer groups;

5.	Competitors for executive talent; and

6.	Progressive companies with positive reputations.

Based on the foregoing criteria, in July 2010, the Committee approved the use of the same peer groups for 2011 compensation decisions as those that were used for 2010 compensation benchmarking. These peer groups consist of the following companies:

Consumer Product Peer Group	Specialty Chemical Peer Group
Alberto-Culver	Albemarle
Church & Dwight	Arch Chemicals
Clorox	Cabot
Del Monte Foods	Corn Products
Elizabeth Arden	Cytec Industries
Energizer Holdings	Ecolab
Estee Lauder	Ferro
Herbalife	FMC
Hershey	HB Fuller
Hormel Foods	Lubrizol
Jarden	PolyOne
McCormick	RPM
Newell Rubbermaid	Sensient
Nu Skin Enterprises	Sigma-Aldrich
Ralcorp	Valspar
Revlon
Tupperware

At the time of the Committee’s decision to continue with the above peer groups, we were positioned at approximately the 40th percentile of both peer groups in terms of revenue for the respective fiscal year, the primary scope comparison measure. Our current relative revenue is positioned at approximately the 35th percentile.

Our peer groups for compensation benchmarking (as listed above) are different from the peer group used in our financial performance graph included in our 2011 Annual Report. Both the compensation and financial peer groups include companies that are international in scope or sell their products to the types of customers that also buy our products. However, the financial performance peer group includes companies that exceed the size criteria identified for our compensation peer groups. The Committee believes that, for the compensation peer groups, comparably sized companies better reflect the competition we face for executive talent.

General Survey Data

To support the Committee’s analysis of our 2011 executive compensation levels and to enable the Committee to obtain a more general understanding of current compensation practices, the Committee’s independent compensation consultant also provided general industry data from Towers Watson’s 2010 Executive Compensation Database, a broad-based survey. In addition, the consultant provided data relating to a segment of this database consisting of companies having $1 billion to $3 billion in reported revenues, as well as a larger sample of companies with median revenues of $5.5 billion, in each case excluding energy and financial companies. These two industry segments were excluded from the data because we believe these industry business models and their pay practices are less comparable to ours, particularly in a volatile economic climate.

Market Reference and Setting Target Total Direct Compensation

Based on the compensation peer group and other data, the Committee’s independent compensation consultant developed median and 75th percentile “market reference” values for each executive position. In doing so, and to reflect the most relevant source for competitive executive talent for that position, the peer groups and general industry data may be assigned a different weight depending upon the position. The “market weighting” for each position is reviewed and agreed to in principle by the Committee at the same time the Committee approves the peer groups. As noted above, the Committee’s “philosophical” goal is to position target total compensation at approximately the 60th to 65th percentile of relevant benchmarks.

The Committee’s independent compensation consultant analyzes each NEO’s actual and target total direct pay (as described below under “Compensation Elements and Targeted Mix”) against the median and 75th percentile range of each executive’s market reference, and reviews this analysis with the Committee and, in the case of the compensation of NEOs other than the CEO, with the CEO. Individual components of total direct pay (meaning salary, annual incentive compensation, long-term incentive compensation and equity awards) are benchmarked versus market on an individual basis for our CEO, on an average basis for our Executive Vice Presidents and Group Presidents, collectively, and on an average basis for our Senior Vice Presidents, collectively. In determining total target direct pay for each executive in 2011, the Committee considered the consultant’s market reference analysis. In addition, the Committee considered a number of other important factors, including each executive’s:

•	individual performance;

•	scope of responsibilities;

•	relative responsibilities compared with other senior Company executives;

•	contribution relative to overall Company performance;

•	compensation relative to his or her peers within the organization;

•	long-term potential; and

•	retention.

The Committee uses the market reference range in order to establish a starting point for the compensation levels that the Committee believes would provide our NEOs with competitive compensation. However, the actual total target direct pay approved by the Committee may be above or below the market reference range based on the Committee’s review of market compensation levels, their desire to create internal pay equity amongst our executives and the individual factors set forth above. For 2011, our CEO’s target total direct compensation was set at the 50th percentile of the market reference range, while our CFO was at the 58th percentile and each of our Group Presidents was at the 55th percentile. In establishing the initial compensation package for Ms. Chwat, the Committee utilized the market reference ranges for general counsels of public companies and our internal guidelines for Senior Vice President compensation to set her target total direct compensation. Actual compensation paid for the year, as compared to target compensation approved at the beginning of the year, may differ depending on Company and individual performance. Consequently, the actual pay received by an NEO may be higher or lower than his or her market reference range.

Consideration of Shareholder Advisory Vote

As part of its compensation setting process, the Committee also considers the results of the prior-year’s shareholder advisory vote on our executive compensation to provide useful feedback regarding whether shareholders believe that the Committee is achieving its goal of designing an executive compensation program that promotes the best interests of the Company and its shareholders by providing its executives with the appropriate compensation and meaningful incentives. As part of its 2012 compensation setting process, the Committee reviewed the results of the 2011 shareholder advisory vote, including the fact that 87.3% of the votes cast were voted in favor of our executive compensation. Annually, the Committee intends to review the results of the advisory vote and will be cognizant of this feedback as it completes its annual review of each pay element and the total compensation packages for our NEOs with respect to the next fiscal year.

Compensation Elements and Targeted Mix

Our executive compensation program includes direct pay and indirect pay elements.

Direct Pay

The table below provides a brief description of the principal elements of direct compensation, whether such compensation is fixed or variable, and the compensation program objectives served by each pay element.

Element	Fixed or Variable	Primary Objective
Base Salary	Fixed	Attract and retain executives by offering salary that is competitive with market opportunities and that recognize each executive’s position, role, responsibility and experience.

AIP award	Variable	Motivate and reward the achievement of our annual performance objectives including sales growth, operating profit, gross margin and working capital.

LTIP award	Variable	Motivate and reward the annual profitability performance and the annual and cumulative relative TSR performance over rolling three-year periods. Also, align executives’ interests with those of shareholders by paying 50% of the earned award in shares of our common stock (with the remaining 50% being payable in cash) and including TSR as a key measure of long-term performance.

ECP award	Variable	Align executives’ interests with the interests of shareholders through equity-based compensation. Encourages direct investment in the Company when participants choose PRS and serve as a retention tool.

AIP, LTIP and ECP awards are variable compensation components. Their value is based on our performance and, in the case of the LTIP and ECP awards, the share price of our common stock. The payouts under our AIP and LTIP plans are based on our achievement of performance metrics set at the beginning of the relevant measurement period, while our ECP awards are granted at the beginning of each year and reflect the performance of the Company and the NEO in the prior year and are used as a retention tool. These payouts will vary from year to year and thus our NEO compensation will vary with our performance.

For 2011, at target AIP and LTIP achievement levels and actual ECP award, the components of total direct pay for our CEO and the average of our other three NEOs who were employed during all of 2011, as a group, were as follows:

The 80% weighting, in the case of our CEO, and the 75% average weighting, in the case of our other NEOs, of direct pay which is performance-based variable compensation closely aligns our executives’ compensation opportunity with Company performance by enabling our executives to earn more if the Company achieves superior performance or will cause them to earn less if we do not meet our performance goals or if the value of our common stock does not increase over time. The proportionately greater “variable” portion of direct compensation targeted for our CEO reflects his role and responsibility as our executive most accountable to our Board of Directors and shareholders for entity-wide performance.

Long-term compensation to our NEOs includes LTIP awards and ECP awards. LTIP awards, if earned, are paid out 50% in common stock and 50% in cash. Including both LTIP and ECP awards, equity makes up a larger portion of total long-term compensation than non-equity. This approach is intended to promote significant long-term stock ownership by each of our executives and to align their interests, and their at-risk longer term compensation, with those of our shareholders. The ECP, combined with our Share Retention Policy discussed below, encourages share ownership and real investment in our Company.

The Committee periodically reviews and adjusts the mix between short-term and long-term incentive compensation opportunities and between cash and non-cash opportunities based on (1) benchmarking and other external data, (2) recommendations from its independent compensation consultant and (3) recommendations from our CEO and SVP HR.

Indirect Pay

Indirect pay includes:

•	Benefits (broad-based benefit programs);

•	DCP; and

•	Personal benefits (our perquisite program).

Our executives participate in Company-sponsored benefit programs, many of which are broadly available to our employees. We also maintain other benefit and perquisite programs for our executives which are described below under “Perquisite Program”. In 2011, the Committee’s independent compensation consultant reviewed the perquisites program for our executives and advised the Committee that these programs are in line with market practice. Accordingly, the Committee did not make any changes to the perquisites program.

Direct Pay Components and 2011 Compensation Decisions

Salaries

The Committee reviews the salaries of our NEOs annually. Based on a determination that the salaries of our NEOs were in line with market reference, the 2011 base salary of our CEO and each of our other NEOs who were employed at the beginning of 2011 was the same as their respective 2010 base salary.

Annual Incentive Plan

The Company maintains the AIP for our NEOs and other employees. Payouts, which were approved in early 2012 and awarded under our shareholder-approved 2010 SAIP, depend on the achievement of specific Company-wide quantitative and strategic performance goals, along with individual contribution toward the enterprise results based on business unit or functional goals. Each year the Committee sets an AIP target (stated as a percentage of base salary) for each NEO. For 2011, the Committee decided to maintain the AIP targets at the same level as 2010 as follows:

Target AIP as % Base Salary
Douglas D. Tough	120%
Kevin C. Berryman	80%
Nicolas Mirzayantz	80%
Hernan Vaisman	80%
Anne Chwat	60%

Performance Metrics and Capped AIP Payouts:    Annually, the Committee establishes threshold levels for each performance metric and an individual’s performance is evaluated on a metric-by-metric basis. Failure to meet the threshold level of performance in all of the performance metrics will generally result in no AIP award for that year. However, the Committee may, under certain circumstances, exercise discretion and pay out an award. Upon achievement of the threshold performance level, an executive will have the opportunity to earn up to 25% of the AIP target award for such metric and upon achievement of the maximum performance level, an executive will have the opportunity to earn up to 200% of his or her AIP target award for such metric.

Goal Setting Process:    Each year, our CEO proposes and reviews with our Board our annual and long-term financial goals, operational plans and strategic initiatives. Once these financial goals are approved by the Board, the CEO and the SVP HR recommend to the Committee (1) AIP performance metrics that they deem to be appropriate and (2) the appropriate threshold, target and maximum performance levels for each metric. The Committee considers these recommendations and consults with its independent compensation consultant before approving the AIP performance metrics and the target performance levels.

2011 AIP Performance Metrics:    For 2011 AIP awards, the Committee approved four financial performance metrics: (1) local currency sales growth, (2) operating profit, (3) gross margin percentage and (4) working capital percentage. These performance metrics were selected for the following reasons:

•

Local currency sales growth reflects both increases in market share and sales expansion, which drives increases in gross profit. By measuring achievement exclusive of currency fluctuations, this goal helps to ensure that we are rewarding real incremental growth.

•

An increase in operating profit (in dollar terms) encourages the management of gross profit dollars against operating expenses. Achieving this goal helps provide the Company with the funding to reinvest in the business to drive future growth.

•	Improvement in gross margin percentage is an important measure for analyzing our ability to effectively recover increases in the cost of raw materials, cost discipline and operating efficiencies.

•	Improvements in working capital drive better operating cash flow generation. For this purpose, we define working capital as inventories and trade accounts receivable less trade accounts payable.

For 2011, the weighting assigned to each of the financial performance metrics was as follows:

	Corporate Participants(1)		Business Unit Participants(2)
Financial Performance Metric	Corporate Weighting	Bus. Unit Weighting	Corporate Weighting	Bus. Unit Weighting	Total Weighting
Local Currency Sales Growth	40%	0%	20%	20%	40%
Operating Profit $	30%	0%	15%	15%	30%
Gross Margin Percentage	10%	0%	0%	10%	10%
Working Capital Percentage	20%	0%	20%	0%	20%
Total	100%	0%	55%	45%	100%

(1)	All NEOs except our two Group Presidents.

(2)	Our two Group Presidents.

The local currency sales growth and operating profit goals were assigned a greater weight than the gross margin and working capital goals because the Committee believes that the first two performance metrics are the most relevant measures of overall annual Company performance and are key to driving sustained long-term growth. The Committee believes that the above financial performance metrics, which are derived from the Board-approved goals for our Company, are critical measures of our operating success and are strongly aligned with shareholder interests.

2011 Target Performance Levels:    For 2011, the specific target performance levels for each financial performance metric were based on improvement versus actual 2010 results and were meaningfully higher by comparison to 2010 target levels. The targets represented a significant step towards achieving our long-term strategic financial goals of growing local currency sales by 4%-6% per year, operating profit growth of 7%-8% and growing EPS on average by 10+% per year.

2011 Company and Business Unit AIP Performance:    Our actual performance against our 2011 AIP corporate financial metrics is set forth in the tables below. In establishing AIP financial performance metrics and in determining actual achievement against performance metrics, the Committee decided to eliminate the impact of certain discrete non-core revenues and expenses (net of related benefits realized during the period). This is done by the Committee in order to focus performance metrics and achievement against those metrics on our core operating results. For 2011, the AIP target performance levels and actual achievement against the target performance levels excluded costs associated with our European rationalization plan and our 2011 strategic initiative (each of which is discussed in our 2011 Annual Report), the Mane patent litigation settlement costs, and costs incurred during 2011 as a result of events out of management’s control such as legislative and tax law changes, and changes in accounting and reporting rules (collectively, the “2011 Extraordinary Items”). Similarly, the Committee excluded the effects of incentive compensation provisions in calculating gross margin performance in order to better focus on the underlying operating performance of our product portfolio. The Committee believes that the necessary self-funding of incentive compensation payments is covered in the operating profit component of the AIP program.

Corporate Performance

Performance Metric	Threshold	Target	Actual	Award Payout as % of Target (0%-200%)	Corporate Weighting	Weighted Award
Local Currency Sales Growth	3.3%	5.3%	3.6%	36.3%	40%	14.5%
Operating Profit	$479.0M	$504.0M	$479.9M	27.8%	30%	8.3%
Gross Margin	41.3%	42.8%	39.8%	0.0%	10%	0.0%
Working Capital	31.0%	29.5%	31.1%	0.0%	20%	0.0%
Total Award (as % Target)					100%	22.8%

Flavors Business Unit Performance

Performance Metric	Threshold	Target	Actual	Award Payout as % of Target (0%-200%)	Flavors President Business Unit Weighting	Flavors President Business Unit Weighted Award	Corporate Weighting	Corporate Weighted Award	Total Award
Local Currency Sales Growth	3.8%	6.1%	9.0%	200.0%	20%	40.0%	20%	7.3%	47.3%
Operating Profit	$264M	$278.0M	$284M	141.4%	15%	21.2%	15%	4.2%	25.4%
Gross Margin	41.5%	43.0%	41.2%	0.0%	10%	0.0%	0%	0.0%	0.0%
Working Capital	26.7%	25.4%	24.8%	146.2%	0%	0.0%	20%	0.0%	0.0%
Total Award (as % Target)					45%	61.2%	55%	11.5%	72.7%

Fragrance Business Unit Performance

Performance Metric	Threshold	Target	Actual		Award Payout as % of Target (0%-200%)	Fragrance President Business Unit Weighting	Fragrance President Business Unit Weighted Award	Corporate Weighting	Corporate Weighted Award	Total Award
Local Currency Sales Growth	2.9%	4.6%	(0.7)%		0.0%	20%	0.0%	20%	7.3%	7.3%
Operating Profit	$262M	$276.0M	$227	M	0.0%	15%	0.0%	15%	4.2%	4.2%
Gross Margin	41.3%	42.8%	39.2%		0.0%	10%	0.0%	0%	0.0%	0.0%
Working Capital	36.0%	34.2%	37.0%		0.0%	0%	0.0%	20%	0.0%	0.0%
Total Award (as % Target)					0.0%	45%	0.0%	55%	11.5%	11.5%

2011 Individual AIP Awards

The AIP payout for 2011 for the NEOs, based on the actual achievement of each of the financial performance metrics, is discussed in greater detail under the heading “Grants of Plan-Based Awards”. Based on the Company and Business Unit performance outlined in the tables above, 2011 AIP awards were as follows:

Executive	2011 Salary	Target AIP %	Target AIP $	Actual AIP as % Target	Actual AIP $ for 2011 Performance	Actual AIP $ as % Base Salary
Douglas D. Tough	$1,200,00	120%	$1,440,000	23%	$328,320	27%
Kevin C. Berryman	500,000	80%	400,000	23%	91,200	18%
Nicolas Mirzayantz	500,000	80%	400,000	11%	45,600	9%
Hernan Vaisman	500,000	80%	400,000	73%	292,600	59%
Anne Chwat	450,000	60%	270,000	23%	61,560	14%

Long-Term Incentive Plan

We believe that LTIP awards, which are granted under our shareholder-approved 2010 SAIP, reward our executive officers, including our NEOs, for long-term growth and align their interests with the interests of our shareholders. Annually, the Committee reviews the LTIP to determine (1) the metrics that should be used to encourage long-term success, (2) the weightings that should be applied to such metrics and (3) the annual and cumulative targets for such metrics. The Committee believes that commencing a new 3-year LTIP cycle each year helps (i) provide a regular opportunity to re-evaluate long-term metrics, (ii) align goals with the ongoing strategic planning process and (iii) reflect changes in our business priorities and market factors. The Committee then annually sets a total LTIP Target Award for each NEO, which reflects the total LTIP value an NEO would receive at the end of the three-year cycle if we meet all the target financial goals. To the extent that we meet the minimum target financial goals or the maximum financial goals, the actual payout to the NEO could be significantly less or more than the total LTIP Target Award.

Given the difficulty in setting long-term goals in the current economic environment, the Committee believes that the LTIP should continue to comprise four performance segments: (i) Year 1, (ii) Year 2, (iii) Year 3 and (iv) Cumulative over the three-year period. In each performance segment, 25% of the total LTIP Target Award (each a “Fiscal Year Target Award”) is earned. For each of the three annual performance segments, the EPS Goal and TSR Goal are set at the beginning of the year and are equally weighted. For the Cumulative segment, the TSR Goal is set at the beginning of the three-year cycle and is weighted at 100% of the performance segment.

The table below sets forth the relative weightings of each metric for each of the current three-year LTIP cycles, including the 2011-2013 cycle that was approved by the Committee at the beginning of 2011.

Segment	Percentage Weighting of Earnings Per Share (EPS) Growth out of the Total LTIP Cycle	Percentage Weighting of Total Shareholder Return (TSR) relative to the S&P 500* out of the Total LTIP Cycle	Total Weighting of Segment out of the Total LTIP Cycle
Segment (Year 1)	12.5%	12.5%	25.0%
Segment (Year 2)	12.5%	12.5%	25.0%
Segment (Year 3)	12.5%	12.5%	25.0%
Cumulative Segment (Year 1-Year 3)	0.0%	25.0%	25.0%
Total LTIP Cycle	37.5%	62.5%	100.0%

*	TSR is calculated by measuring the change in the market price of stock plus dividends paid (assuming the dividends are reinvested) for the Company and the S&P 500 companies over the performance period. The market price for purposes of calculating the TSR of the Company and the S&P 500 on each year-end or cycle-end date was or will be determined based on the average closing price per share of each company’s common stock over the period of 20 consecutive trading days preceding that date, as reported by a reputable reporting service.

As part of its consideration of the financial metrics that should be used in the LTIP for the 2011-2013 LTIP cycle, the Committee considered that growth in EPS is a key indicator for measuring improvement in our long-term shareholder value. The Committee also believes that TSR as compared to other public companies in which shareholders may choose to invest is a good indicator of our overall long-term performance, and directly ties our executives’ compensation opportunity to our share price appreciation and dividend payments relative to a major large-cap index.

At the end of each year, the Committee reviews our annual performance and its cumulative performance for the then-ended three-year cycle. To the extent that our annual performance has exceeded the target EPS Goal and TSR Goal, the Committee approves “banking” the credit that will be applied to the payout at the end of the three-year period. For the three-year cycle then-ended, the Committee approves the total payout, taking into consideration the performance for each of the prior annual performance segments.

2011-2013 LTIP Target Awards

In early 2011, the Committee approved the following total LTIP Target Awards to our NEOs for the 2011-2013 performance cycle:

Level	Total LTIP Target Award
Douglas D. Tough	$2,000,000
Kevin C. Berryman	$450,000
Nicolas Mirzayantz	$450,000
Hernan Vaisman	$450,000
Anne Chwat	$270,000

The Committee set the Cumulative three-year TSR Goal for the 2011-2013 LTIP cycle at the same levels that had been set for the prior year’s LTIP cycle, as follows:

Criteria	Threshold (25%)	Target (100%)	Maximum (200%)
Cumulative TSR vs S&P 500	35th percentile	55th percentile	75th percentile

In addition, the Committee set the 2011 segment EPS Goal and the segment TSR Goal and the minimum and maximum achievement levels, which would apply to each of the three current LTIP performance cycles, as follows:

Criteria	Threshold (25%)	Target (100%)	Maximum (200%)
EPS Growth	92.7% of fiscal year target	Fiscal year target	107.3% of fiscal year target
Annual TSR vs S&P 500	35th percentile	55th percentile	75th percentile

For the 2011-2013 performance cycle, the Committee determined that 50% of the value of any payouts would be paid in cash and 50% would be paid in full value shares. This is consistent with payout ratios for the 2009-2011 and 2010-2012 LTIP performance cycles. The Committee believes that paying 50% of the LTIP value in full value shares creates a stronger alignment between executives and shareholders, and provides additional incentive for executives to achieve superior Company performance and to produce share price appreciation over the three-year performance cycle. The number of shares of our common stock for the 50% portion that would be paid in stock is determined at the beginning of the cycle. For the 2011 cycle, it was based on $55.65 per share, the closing market price on January 3, 2011, the first stock trading day of the cycle. At the conclusion of each performance segment, the dollar value and number of shares will be “banked” based on the performance of that segment. When the three-year cycle is concluded and the LTIP payouts are approved by the Committee, the cumulative dollar value and cumulative number of full value shares will be paid to the executive.

2011-2013 LTIP Performance

For the 2011 segment of the 2011-2013 LTIP performance cycle, our EPS of $3.84, as adjusted for non-recurring or one-time items, was slightly above our threshold performance level of $3.78 for the EPS Goal but below the target performance level of $4.08. As a result, our NEOs earned 38.9% of the EPS Goal for the year. Our TSR for 2011 was in the 45th percentile, which was above the threshold level of the 35th percentile but below our 55th percentile target. Our cumulative TSR for the 2009-2011 LTIP performance cycle was at the 64th percentile, which was above our 55th percentile target. As a result, our NEOs earned 62.5% of the TSR Goal for the 2011 segment and earned 143.5% of the TSR Goal for the cumulative segment. The LTIP award earned and “banked” for the 2011 segment of the 2010-2012 and 2011-2013 LTIP performance cycles was therefore equal to 12.7% of target.

2010-2012 LTIP Performance

For the 2011 segment of the 2010-2012 LTIP performance cycle, the achievement described above with respect to the 2011 segment of the 2011 performance cycle was applied to this performance cycle as well. As a result, the LTIP award earned and “banked” for the 2011 segment of the 2010-2012 LTIP performance cycle was equal to 12.7% of target.

2009-2011 LTIP Performance and Payout

For the 2011 segment of the 2009-2011 LTIP performance cycle, the achievement described above with respect to the 2011 segment of the 2011 performance cycle was applied to this performance cycle as well. For the cumulative segment of the 2009-2011 LTIP performance cycle, Cumulative TSR at the 35th percentile would have earned 25% of target, at the 55th percentile would have earned 100% of target and at the 75th percentile would have earned 200% of target. Our Cumulative TSR was positioned at approximately the 64th percentile versus the S&P 500, which equates to a 143.5% award value versus the target of the 55th percentile.

The overall payout for the 2009-2011 LTIP performance cycle was 127.9% of target, based on the following EPS and TSR results against objectives, as determined by the Committee in January 2012.

Segment	Segment Weighted EPS Result	Segment Weighted TSR Result	Combined Segment Weighted Result	Segment Weighting	Overall Result
2009	58.70%	62.50%	121.20%	25.00%	30.30%
2010	96.00%	100.00%	196.00%	25.00%	49.00%
2011	19.50%	31.30%	50.70%	25.00%	12.70%
Cumulative	N/A	143.50%	143.50%	25.00%	35.90%

Total				100%	127.90%

The LTIP payout for the 2009-2011 performance cycle for the NEOs, based on the actual achievement of quantitative objectives, is discussed in greater detail following the Grants of Plan-Based Awards Table.

In establishing the LTIP EPS growth objective for each LTIP segment and in determining actual achievement against that objective, the Committee eliminates the impact of certain discrete non-core costs (net of related benefits realized during the period), on a consistent basis and for the same reason as discussed above under “2011 Company and Business Unit AIP Performance.” During the 2011 segment of the 2009-2011 LTIP performance cycle, adjusted EPS (which excluded the 2011 Extraordinary Items) grew approximately 35%.

For the LTIP performance cycles that concluded in 2007 through and including 2011, the actual overall corporate percentage payout under the LTIP against those long-term cycle performance goals ranged from 90.6% to 127.9%, with an average payout of 113.4% over the five LTIP performance cycles.

Equity Choice Program Awards

We believe that equity is a key component of our long-term incentive compensation as it (1) provides participants with a meaningful stake in the Company, thereby aligning their interests more closely with shareholders and (2) helps to attract and retain top talent and encourages participants to focus on long-term success. We believe that our ECP is an effective vehicle to encourage ownership as it provides participants flexibility to allocate their award among three types of equity offered based on an individual executive’s career stage, financial situation and risk profile.

Annually our Committee determines the dollar range of ECP awards for each level of participating executive based on peer group and long-term incentive practices survey data. For our CEO this range was from $750,000 to $2,250,000, with a midpoint of $1,500,000 and for our CEO and Group Presidents, this range was from $225,000 to $675,000, with a midpoint of $450,000 and for our General Counsel this range was from $150,000 to $450,000, with a midpoint of $300,000. The Committee then determines the actual dollar award to be granted to each NEO. For 2011, as in prior years, the actual amount is based on the Committee’s evaluation of the NEO’s (i) individual performance, (ii) long-term potential, (iii) contributions beyond area of functional responsibility and (iv) market factors, including retention issues. ECP awards granted at the beginning of 2011 reflected our extremely strong financial performance during 2010 and acknowledged the individual performance of each NEO that had contributed to those excellent results. In connection with the initial employment of an executive officer, the Committee believes that it is appropriate to grant the new executive officer equity as part of a competitive compensation package and to provide the new executive officer a stake in the long-term performance of the Company. In accordance with this principle, Ms. Chwat was granted an ECP award and a sign-on grant of RSUs in connection with her initial employment.

ECP participants, including all of our NEOs, may choose from three types of equity award grants (1) PRS, (2) stock settled appreciation rights (“SSARs”), and (3) RSUs. Each type of equity award is assigned a “risk-adjusted” value to reflect the varying degree of risk to the participant. Elections are made in 10% increments, with a maximum of 50% that may be received in RSUs. A participant’s dollar award value is converted into PRS, SSARs or RSUs on the grant date based on the participant’s election. The table below sets forth each of the three types of equity awards offered and their risk-adjusted value.

Types of Equity	Description of Equity Type	Risk Adjusted Value
PRS	PRS are restricted shares of our stock which an ECP participant may purchase at a 50% discount off the closing market price on the grant date. An ECP participant who chooses PRS may fund the purchase either in cash or by tendering previously owned unrestricted shares of our common stock. During the restricted period, which is typically three years, a PRS holder has the same rights as an ordinary shareholder including the right to vote and dividend rights. On the vesting date, PRS shares become unrestricted.	120%
SSARS	SSARs are essentially a contractual right to receive the value, in shares of Company stock, of the appreciation in our stock price from the SSAR grant date to the date the SSAR is exercised by the participant. SSARs provide upside potential and alignment with shareholders because SSARs have no value if the stock price remains the same or decreases after the grant date. SSARs become exercisable on a stated vesting date, which is typically three-years from the grant date, and expire on the seventh anniversary of the grant date. SSARs do not require a financial investment by the SSAR grantee.	100%
RSUs	RSUs are our promise to issue unrestricted shares of our stock on the stated vesting date. RSUs continue to have value even when the stock price remains the same or declines and do not require a financial investment by the RSU grantee.	60%

As an example of how the risk adjustment works, if an ECP participant’s total dollar award is $100,000 and he or she elects 100% of the award in PRS, then the risk adjusted value of the award would be $120,000 ($100,000 x 120%); however, if the same ECP participant elected to receive 50% of the award in SSARs and 50% in RSUs, then the risk adjusted value of the award would be $80,000 ($50,000 x 100% and $50,000 x 60%).

The Committee believes that a vesting period of approximately three-years for each type of equity is consistent with a goal of executive retention, is an attractive tool for recruiting, motivating and retaining executive talent and encourages alignment with shareholders by reinforcing real investment and ownership by our executives. From time to time, the Committee may award ECP grants that have a shorter vesting period.

The following table shows the ECP dollar award value allocated to each NEO during 2011 as well as the percentage and risk-adjusted dollar value of each type of equity elected by each NEO:

	Total ECP Dollar Award	PRS ($ amount reflects 120% “risk adjustment”)		SSARs ($ amount reflects 100% “risk adjustment”)		RSUs ($ amount reflects 60% “risk adjustment”)
NEO	($)	(%)	($)	(%)	($)	(%)	($)
Douglas D. Tough	1,500,000	70	1,260,000	—	—	30	270,000
Kevin C. Berryman	650,000	20	156,000	30	195,000	50	195,000
Nicolas Mirzayantz	650,000	70	546,000	—	—	30	117,000
Hernan Vaisman	650,000	—	—	50	325,000	50	195,000
Anne Chwat	350,000	100	420,000	—	—	—	—

Our CEO received an ECP dollar award equal to the midpoint of his range, while each of the other NEOs that were employed at the beginning of 2011 received a dollar award that was above the midpoint of his or her range reflecting their strong individual performance and the integral role each of these officers played in our strong 2010 financial results. As discussed, Ms. Chwat received an ECP award in connection with her initial employment. Actual value delivered will depend on future stock price performance. The actual equity award grants to each NEO are identified in the Grants of Plan-Based Awards Table.

Equity Grant Practices

The Committee, at its meeting on January 31, 2011, approved the 2011 ECP values allocated to each executive, including our NEOs, and the grants that were made on June 2, 2011. The period of time between approval of ECP values and the actual grant date gives ECP participants time to make their irrevocable ECP elections and to arrange finances for the purchase of PRS if so elected. In addition, in order to allow ECP participants to use vested PRS shares to purchase additional PRS shares in 2011, the Committee made the ECP grants on June 2, 2011, rather than the date of the 2011 Annual Meeting. Thus, certain executives, who received ECP grants on May 6, 2008 which grants vested on May 6, 2011, were able to use those vested shares to purchase additional PRS shares.

The Committee also determined that the 2011 ECP grants would vest on April 2, 2014, which is less than three years from the grant date, to enable participants to use vested PRS shares to acquire new PRS shares in 2014.

Stock Ownership and Share Retention Policy

We encourage our executives to own our common stock so that they share the same long-term investment risk as our shareholders. Under our Share Retention Policy, each executive must retain shares of Company common stock based on a targeted ownership level. There is no deadline by which an executive must meet his or her retention requirement. However, until the retention requirement is met, the executive must retain a portion (50%, in the case of our NEOs) of any shares of common stock acquired from the exercise of a stock option or stock-settled appreciation rights or the vesting of restricted stock (after payment of any exercise price and taxes). The targeted ownership levels are the lesser of shares equal in value to five times base salary or 120,000 shares for our CEO, the lesser of shares equal in value to three times base salary or 35,000 shares for our Group Presidents and CFO, and the lesser of shares equal in value to two times base salary or 20,000 shares for our General Counsel. The dollar value of shares held is calculated based on the share price of our common stock or, in the case of PRS, the value of cash or shares used to acquire such PRS. These ownership levels provide executives flexibility in personal financial planning, yet continue to maintain ongoing and substantial investment in our common stock. As of December 31, 2011, each of our NEOs is subject to the continued retention requirement. Additional detail regarding ownership of our common stock by our executives is included in the Beneficial Ownership Table.

Deferred Compensation Plan (“DCP”)

We offer U.S.-based executives an opportunity to participate in our DCP, as a cost-effective benefit that enhances the competitiveness of our compensation program. The DCP provides participants with a way to delay receipt of income and thus income taxation until a future date. When deferred, the amount of compensation is not reduced by income taxes, and the executive can choose to have this “pre-tax” amount deemed invested in one or more notional investments that generally track investment funds offered under our 401(k) savings plan. Although the executive will eventually owe income taxes on any amounts distributed from the DCP, the ability to invest on a “pre-tax” basis allows for a higher ultimate after-tax return. By providing a wealth-building opportunity through the DCP, we are better able to attract and retain executives.

Through the DCP, we also provide the same level of matching contributions to executives that would be made under our 401(k) savings plan but for limitations under U.S. tax law. We also use the DCP to encourage executives to acquire deferred shares of our common stock that is economically equivalent to ownership of our common stock but is on a tax-deferred basis. If an executive elects to defer receipt of cash compensation and invests it in credits of deferred common stock of the Company under the DCP, we credit an additional 25% of the amount deferred in the executive’s DCP account contingent on the executive remaining employed by the Company (other than retirement) for the full calendar year following the year when such credit is made. We do this to encourage executives to be long-term owners of a significant equity stake in us and to create a close alignment between the interests of executives and those of shareholders.

Our costs in offering the DCP consist of the time-value of money costs, the cost of the matching contribution that supplements the 401(k) savings plan, the 25% premium for cash deferrals into deferred common stock and administrative costs. The time-value of money cost results from the delay in the time at which we can take tax deductions for compensation payable to a participating executive. If notional investments within the DCP increase in value, the amount of our payment obligation will increase. This treatment limits our costs to the time-value of money cost resulting from our paying income tax on the returns of our direct investments earlier than the time at which we are able to claim tax deductions by paying out the deferred compensation. Our supplemental matching contributions and premiums on cash deferrals into deferred common stock for NEOs are reflected in the Summary Compensation Table and in the All Other Compensation Table.

Perquisite Program

The perquisites program offers non-monetary benefits that are competitive and consistent with the marketplace as determined through a market study conducted by our independent compensation consultant in 2011. Under the perquisites program, executives are eligible to receive certain benefits including:

•	Company car or car allowance: The CEO and the other NEOs are eligible to obtain a company-provided automobile once every 3 years;

•	Annual physical exam (once every 12 months);

•	Financial planning (up to approximately $10,000 per year);

•	Tax preparation and estate planning (up to $4,000 over a 3 year period); and

•	Health club membership (up to $3,000 annually).

As part of his employment agreement our CEO is entitled to receive a $25,000 annual allowance for financial planning, tax preparation and estate planning services, rather than the above limits. He is also entitled to have the Company pay for dues for a luncheon club in Manhattan, but this perquisite was not exercised in 2011. The personal value of all perquisites (other than the annual physical examination) is reported as income to the individual and accordingly is subject to tax. The Committee believes that the total value of our perquisites program is reasonable. Additional details concerning perquisites are included in the footnotes to the All Other Compensation Table.

Executive Separation Policy (“ESP”)

We provide severance and other benefits under our ESP to executives whose employment is terminated not for cause and not due to a voluntary termination. This policy helps us in competing with other companies in recruiting and retaining qualified executives. When recruiting an executive from another company, the executive in most cases will seek contract terms that provide compensation if his or her employment is terminated by us in cases in which the executive has not engaged in misconduct. The level of separation pay under the ESP is based on a tier system and each executive’s assigned tier is based on the executive’s grade level. All our NEOs are in Tier I. The specific separation pay by tier was determined by the Committee and developed with the assistance of its independent compensation consultant. In 2007, the Committee, on a prospective basis reduced the level of severance under the ESP in situations of termination not for cause and not involving a change in control. For Tier I eligible executives hired after October 22, 2007, severance was reduced from 24 to 18 months. However, in order to induce Mr. Tough to join the Company as CEO, his negotiated letter agreement provides him with a Tier I severance payment of 24 months. We believe that the ESP provides a level of separation pay and benefits that is within a range of competitive practice of our peer group companies.

A discussion of our ESP, and the payments that each our NEOs would have been eligible to receive had a covered termination occurred as of December 31, 2011 is set forth below under “Potential Payments upon Termination or Change in Control.”

Executive Death Benefit Plan

Our Executive Death Benefit Plan provides participants, including each of the NEOs, with a pre-retirement death benefit equal to the excess of twice the participant’s annual base salary (excluding bonus and other forms of compensation) above the death benefit provided by our basic group term life insurance plan for employees and retirees, less $50,000 of group coverage. The plan also provides a death benefit post-retirement, or pre-retirement after attainment of age 70, equal to twice the participant’s base salary (excluding bonus and other forms of compensation) for the year in which the participant retires or reaches the age of 70, assuming the participant was an executive officer, less $12,500 of group coverage for retired participants and less $50,000 for senior participants (those who have attained the age of 70 and remain employed with the Company).

Tax Deductibility

The Committee generally attempts to structure executive compensation to be tax deductible. However, the Committee also believes that under some circumstances, such as to attract or to retain key executives, to recognize outstanding performance or to take into account the external business environment, it may be important to compensate one or more key executives above tax deductible limits.

Revisions to our 2012 Compensation Programs

Modification of Peer Groups.    In October 2011, with the assistance of its independent compensation consultant, the Committee reviewed the peer groups to be used for 2012 compensation decisions. As part of this review, the Committee noted that the Company (i) is primarily focused on consumer-oriented products and (ii) primarily competes with other consumer product companies for executive talent. Furthermore, the Committee believes that the Towers Watson General Industry index is the most relevant market for determining market compensation for functional roles. Within the General Index, the Committee was provided data relating to (1) the Consumer Products/Food and Beverage Select Cut (companies having $1 billion to $6 billion in reported revenues), which consisted of 19 companies with median revenue of $3.2 billion, and (2) a larger sample of companies with median revenues of $2.6 billion, excluding energy and financial companies. Consequently, the Committee decided to eliminate the Specialty Chemical Peer Group and to equally weight the Consumer Peer Group and the General Industry Index.

Modification of AIP Performance Metric Weightings.    In January 2012, with the assistance of its independent compensation consultant, the Committee reviewed the weightings of the four financial performance metrics used in the AIP. The Committee decided to value gross margin and working capital equally. Consequently, the four performance metrics and their weightings for the 2012 corporate performance will be (1) local currency sales growth, 40%, (2) operating profit, 30%, (3) gross margin, 15% and (4) working capital, 15%.

Modification of the LTIP Performance Metrics.    Commencing with the 2012-2014 LTIP cycle, the Committee has decided to use Economic Profit (“EP”), rather than EPS, as one of the two financial metrics of Company performance. We will continue to use our TSR relative to the S&P 500, for each of the three years in the cycle as well as for the cumulative three-year period as the second financial metric of Company performance. EPS will continue as the second financial metric for the 2010-2012 LTIP cycle and the 2011-2013 LTIP cycle.

EP measures operating profitability after considering (i) all our operating costs, (ii) income taxes and (iii) a charge for the capital employed in the business. Capital employed primarily includes working capital, property, plant and equipment, and intangible assets. The capital charge is determined by applying the estimated weighted average cost of capital (“WACC”) times the average invested capital employed. The estimated WACC rate is the blended average cost of our debt and equity capital.

As part of a strategic review of our businesses in 2010, we began including EP in the evaluation of relative performance across our business portfolio. We believe that evaluating EP helps us identify the sources and drivers of value across our businesses. Furthermore, we believe that EP growth is closely linked to the creation of shareholder value. Consequently, the Committee believes that changing from EPS to EP will more closely align our compensation with the creation of long-term shareholder value.

Non-GAAP Reconciliation

This Compensation Discussion and Analysis includes the following non-GAAP financial measures: local currency sales, adjusted operating profit, adjusted EPS and core working capital. Please see Exhibit A of this proxy statement for a reconciliation of such metrics.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation Committee

J. Michael Cook (Chair)

Marcello Bottoli
Roger W. Ferguson, Jr.
Alexandra A. Herzan

VIII. PROPOSAL III — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our NEOs.

At the 2011 Annual Meeting, we provided our shareholders the opportunity to cast an advisory vote on the compensation of our NEOs as disclosed in the proxy statement for the 2011 Annual Meeting, and our shareholders approved the proposal, with 87.3% of the votes cast in favor. At the 2011 Annual Meeting, we also asked our shareholders to indicate if we should hold an advisory vote on the compensation of our NEOs every one, two or three years, with our Board of Directors recommending an annual advisory vote. Based on our Board’s belief that an annual vote on executive compensation is good corporate governance practice, and the fact that 92% of the votes cast at our 2011 Annual Meeting were in favor of an annual advisory vote, we have decided to hold our advisory vote on executive compensation annually. Consequently, we are asking our shareholders to approve the 2011 compensation of our NEOs as disclosed in this proxy statement.

As discussed in the Compensation Discussion and Analysis and the tables and narratives that follow, the compensation packages for our NEOs are designed to attract, retain and motivate our executives who are critical to our success, to reward achievement of both annual and long-term performance goals, as well as to align the interests of our executives with those of our shareholders. Pursuant to our programs, an average of 76% of our NEO’s 2011 target total direct compensation is considered “variable” and, therefore, tied to our company’s performance based on a number of financial goals and company stock price performance.

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and rewarding the achievement of financial and operational performance metrics that build shareholder value. This balance is evidenced by the following:

•

Our AIP rewards the achievement of our annual performance objectives by providing awards based on the attainment of four financial performance metrics: (1) local currency sales growth, (2) operating profit, (3) gross margin and (4) working capital.

•

Our LTIP rewards solid Company performance by providing awards based on our annual EPS performance and our annual and cumulative TSR performance relative to the S&P 500. In addition, the LTIP aligns our executives’ interests with those of shareholders by paying 50% of the earned award in shares of our common stock.

•	Our ECP incentivizes our executives to dedicate themselves fully to value creation for our shareholders by providing equity-based compensation.

•

We continue to require our NEOs to meet certain stock ownership guidelines to promote continued alignment of our executives’ interests with those of our shareholders and discourage excessive risk taking for short-term gains.

For additional information on the compensation program for our NEOs, including specific information about compensation in 2011, please read the Compensation Discussion and Analysis, along with the subsequent tables and narrative descriptions.

At the 2012 Annual Meeting, we will ask our shareholders to approve our NEO compensation as described in this proxy statement. This proposal, referred to as a “Say on Pay Proposal,” provides our shareholders with the opportunity to express their views on our NEOs’ compensation. In accordance with the Dodd-Frank Act, the vote will be an advisory vote regarding our Company’s NEO compensation program generally and does not examine any particular compensation element individually. Accordingly, the Company will present the following advisory Say on Pay Proposal at the 2012 Annual Meeting for shareholder approval:

“RESOLVED, that, the compensation paid to the Company’s NEOs, as disclosed in this proxy statement for our 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

This Say on Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, the Compensation Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.

The Board of Directors believes the compensation of our NEOs is appropriate and promotes the best interests of our shareholders and therefore recommends that shareholders vote FOR approval of this resolution.

IX. EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the 2011, 2010 and 2009 compensation for:

•	our CEO;

•	our CFO;

•	the three other most highly compensated executive officers serving as executive officers at the end of 2011, based on total compensation (as reflected in the table below).

We refer to the executive officers included in the Summary Compensation Table as our NEOs. A detailed description of the plans and programs under which our NEOs received the following compensation can be found in the Compensation Discussion and Analysis beginning on page 24.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (2)(3)	Bonus ($)	Stock Awards ($) (4)(5)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (6)(7)(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (9)	All Other Compensation ($) (10)	Total ($)
Douglas D. Tough	2011	1,200,000	—	2,483,416	—	872,614	—	318,065	4,874,095
Chairman and Chief	2010	1,000,000	500,000	3,684,505	278,093	3,233,970	—	202,442	8,899,010
Executive Officer

Kevin C. Berryman	2011	500,000	—	558,472	143,994	245,338	—	148,111	1,595,915
Executive Vice President	2010	500,000	—	725,380	166,851	1,033,517	—	139,817	2,565,565
and Chief Financial Officer	2009	314,423	100,000	947,584	279,275	415,683	—	182,795	2,239,760

Nicolas Mirzayantz	2011	500,000	—	874,637	—	194,884	250,173	118,069	1,937,763
Group President, Fragrances	2010	493,750	—	797,387	111,231	1,054,285	119,399	119,439	2,695,491
	2009	475,000	76,893	693,987	165,118	245,030	22,246	96,846	1,775,120

Hernan Vaisman	2011	500,000	—	402,470	239,987	437,028	—	93,971	1,673,456
Group President, Flavors	2010	487,500	—	389,574	278,093	1,022,540	—	83,678	2,261,385
	2009	450,000	—	742,045	0	473,625	—	89,213	1,754,883

Anne Chwat	2011	322,211	—	863,335	0	116,445	—	168,032	1,470,023
Senior Vice President,
General Counsel and Corporate Secretary(1)

(1)	Ms. Chwat was hired on April 14, 2011.

(2)	The amounts in this column related to 2011 include the following amounts deferred under the DCP: Mr. Tough, $84,000; Mr. Berryman, $55,000; Mr. Vaisman, $40,000; and Ms. Chwat, $225,000.

(3)	The amounts in this column related to 2011 include the following amounts deferred under the Retirement Investment Fund Plan (401(k)): Mr. Tough, $22,000; Mr. Berryman, $22,000; Mr. Mirzayantz, $16,500; Mr. Vaisman, $22,000; and Ms. Chwat, $4,500.

(4)	The amounts in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of equity awards granted during the fiscal year ended December 31, 2011, calculated in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs, PRS, SSARs, options and LTIP equity incentive compensation may be found in Note 11 to our audited financial statements for the fiscal year ended December 31, 2011 included in our 2011 Annual Report.

The grant date fair value attributable to the 2011-2012 LTIP cycle awards, and, in the case of Ms. Chwat, who commenced employment with the Company in 2011, the grant date fair value attributable to the 2009-2011 LTIP and 2010-2012 LTIP cycle awards, in each case reported in the Stock Awards column pertains to the 50% portion of those awards that will be payable in our common stock if the performance conditions are satisfied and is based on the probable outcome of such conditions. The value of these awards at the grant date if the maximum level of performance conditions were to be achieved is as follows: Mr. Tough, $1,934,592; Mr. Berryman, $435,284; Mr. Mirzayantz, $ 435,284; Mr. Vaisman, $ 435,284; and Ms. Chwat, $506,968. The actual number of shares earned by the NEOs for the completed 2009-2011 LTIP cycle, for the 2011 segment of the 2010-2012 LTIP cycle, and for the 2011 segment of the 2011-2013 LTIP cycle can be found in the narrative following the Grants of Plan-Based Awards Table under the heading “Long-Term Incentive Plan”.

(5)	The following NEOs paid the following amounts for shares of PRS in fiscal year 2011, which in each case was 50% of the closing stock price on the date of grant: Mr. Tough, $1,259,996 for 40,560 shares; Mr. Berryman, $155,977 for 5,021 shares; Mr. Mirzayantz, $545,998 for 17,576 shares; and Ms. Chwat, $419,998 for 13,520 shares. As discussed in the Compensation Discussion and Analysis, participants in our ECP are permitted to satisfy the purchase price of PRS shares by tendering shares of our common stock. Mr. Mirzayantz tendered shares in full to satisfy the purchase price for PRS shares granted to him in fiscal 2011.

(6)	The amounts in this column related to 2011 include the following amounts earned under the 2011 AIP: Mr. Tough, $328,320; Mr. Berryman, $91,200; Mr. Mirzayantz, $45,600; Mr. Vaisman, $292,600; and Ms. Chwat, $61,560. The amounts in this column related to 2011 include the following amounts deferred under the DCP: Mr. Mirzayantz, $11,400 and Ms. Chwat $30,780.

(7)	LTIP cycles that commenced in or after 2008 have four performance segments related to each year in the LTIP cycle and the cumulative results for the full three-year cycle. Any amounts earned under a performance segment are credited on behalf of the executive at the end of the relevant segment, but such credited amounts are not paid until the completion of the three-year LTIP cycle. Upon completion, one-half of any award earned for a completed LTIP cycle is paid in cash and the remaining half is paid in shares of our common stock. The cash portion of the NEOs’ credited awards is reported in this column for the year in which such amount was earned, rather than in the year in which such award is actually paid.

The amounts in this column related to 2011 include the following amounts earned for the 2011 and cumulative segments under the 2009-2011 LTIP cycle: Mr. Tough, $297,508; Mr. Berryman, $97,100; Mr. Mirzayantz, $92,246; Mr. Vaisman, $87,390; and Ms. Chwat, $24,941. The foregoing LTIP amounts for each of Mr. Tough and Ms. Chwat were pro-rated based on the number of days served as an employee during the LTIP cycle.

(8)	The amounts in this column related to 2011 include the following cash amounts credited on behalf of the executive: (i) under the 2010-2012 LTIP cycle based on the executive’s target cash amount for the 2011 segment of that LTIP cycle and based on our achievement of the corporate performance goals for that segment: Mr. Tough, $120,036; Mr. Berryman, $28,519; Mr. Mirzayantz, $28,519; Mr. Vaisman, $28,519; and Ms. Chwat, $12,833; and (ii) under the 2011-2013 LTIP cycle based on the executive’s target cash amount for the 2011 segment of that LTIP cycle and based on our achievement of the corporate performance goals for that segment: Mr. Tough, $126,750; Mr. Berryman, $28,519; Mr. Mirzayantz, $28,519; Mr. Vaisman, $28,519; and Ms. Chwat, $17,111. The credited amount for Mr. Tough for the 2011 segment of the 2010-2012 LTIP cycle was pro-rated based on the number of days served as an employee during the entire three-year LTIP cycle. The credited amount for Ms. Chwat for the 2011 segment of the 2010-2012 LTIP cycle was pro-rated based on the number of days served as an employee during the 2011 segment.

(9)

The amounts in this column represent the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our U.S. Pension Plan (our qualified defined benefit plan) and our Supplemental Retirement Plan (our non-qualified defined benefit plan). Earnings in the interest bearing account in the DCP were not above-market, and earnings in other investment choices under the DCP were not preferential, and therefore are not included.

(10)	Details of the amounts set forth in this column related to 2011 are included in the All Other Compensation Table.

2011 All Other Compensation

		Dividends on Stock Awards ($)(1)	Company Match to Defined Contribution Plans ($)(2)	Auto ($)(3)	Club Memberships ($)	Financial/ Estate Planning and Tax Preparation ($)	Life Insurance/ Executive Death Benefit Program ($)(4)	Annual Physical Examination ($)	Matching Charitable Contributions ($)(5)	Housing/ Relocation Expenses/ Tax Gross-ups ($)		Total ($)
Douglas D. Tough	2011	61,063	163,858	25,051	—	25,000	38,402	2,400	2,290	—		318,065
Kevin C. Berryman	2011	34,005	53,213	16,649	3,000	18,446	12,798	—	10,000	—		148,111
Nicolas Mirzayantz	2011	67,664	14,825	11,471	3,000	9,391	9,352	865	1,500	—		118,069
Hernan Vaisman	2011	23,041	49,463	3,811	—	3,234	14,422	—	—	—		93,971
Anne Chwat	2011	7,842	34,715	3,836	—	—	24,681	—	—	96,958	(6)	168,032

(1)	The amounts in this column are the total dollar value of dividends paid during 2011 on shares of PRS.

(2)	The amounts in this column include: (i) amounts matched by the Company under our Retirement Investment Fund Plan (401(k)); (ii) amounts matched or set aside by the Company under our DCP (which are matching contributions that would otherwise be made under our 401(k) plan but for limitations under U.S. tax law); and (iii) the dollar value of premium shares credited to the accounts of participants in the DCP who elect to defer their cash compensation into the IFF Stock Fund. The premium shares may be forfeited if the executive does not remain employed by the Company for the full calendar year following the year during which such shares are credited. Dividend equivalents are credited on shares (including premium shares) held in accounts of participants who defer into the IFF Stock Fund; dividend equivalents are included in the Aggregate Earnings in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table and are not included in the amounts represented in this column.

(3)	The amounts in this column are amounts for the personal use of automobiles provided by us. The value of personal use of automobiles provided by us was determined by using standard IRS vehicle value tables and multiplying that value by the percent of personal use. The value of fuel was determined by multiplying the overall fuel cost by the percent of personal use. In both cases personal use percents were determined on a mileage basis. The amounts in this column also include the cost paid by us for a parking garage.

(4)	The amounts in this column are costs we incurred for the corporate-owned life insurance coverage we have purchased to offset liabilities that may be incurred under our Executive Death Benefit Program. No participant in this program has or will have any direct interest in the cash surrender value of the underlying insurance policy.

(5)	The amounts in this column are matching contributions made by us under our Matching Gift Program to eligible charitable organizations in connection with charitable contributions made by our NEOs during 2011.

(6)	This amount includes reimbursement of expenses incurred by Ms. Chwat in connection with her relocation to New York in the amount of $80,892 and $16,066 in reimbursement for taxes associated with the relocation expenses.

Employment Agreements or Arrangements

Mr. Tough

Our Board elected Douglas D. Tough as its non-executive Chairman effective October 1, 2009 and, pursuant to the terms of a letter agreement dated September 8, 2009 between the Company and Mr. Tough, he became our executive Chairman and Chief Executive Officer effective March 1, 2010. Under this agreement, Mr. Tough’s employment is on an at-will basis until terminated by either party. Mr. Tough is entitled to the following compensation under the agreement:

•	Minimum annual base salary of $1,200,000, which may be increased by the Board of Directors after March 2, 2012.

•	A target AIP bonus of 120% of his base salary and a potential maximum annual bonus of 240% of his base salary.

•	An LTIP target of $2,000,000. Mr. Tough was entitled only to a pro-rated award under the 2009-2011 LTIP cycle.

•

In conjunction with his employment, an equity award was made on March 24, 2010 under the ECP described below at a value of $750,000. This $750,000 value was allocated by Mr. Tough to PRS under the program. This award vested on March 1, 2011.

The letter agreement provides for non-competition, non-solicitation, non-disclosure, cooperation and non-disparagement covenants.

Mr. Tough’s letter agreement grants him certain rights upon termination of his employment. These rights are described under the heading “Termination of Employment and Change in Control Arrangements — Other Separation Arrangements”.

Other NEOs

None of our other NEOs is a party to a written employment agreement. Their compensation is approved by the Compensation Committee and is generally determined by the terms of the various compensation plans in which they are participants and which are described more fully above in the Compensation Discussion and Analysis, in the narrative following the Grants of Plan-Based Awards Table and under the heading “Termination of Employment and Change in Control Arrangements”. In addition, their salary is reviewed, determined and approved on an annual basis by our Compensation Committee. Executives may be entitled to certain compensation arrangements provided or negotiated in connection with their commencement of employment with the Company.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our NEOs during 2011. The amounts reported in the table under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts under Equity Incentive Plan Awards” represent the threshold, target and maximum awards under our AIP and LTIP programs. The performance conditions applicable to the AIP and LTIP are described in the Compensation Discussion and Analysis.

With regard to the AIP, the percentage of each NEO’s target award that was actually achieved based on satisfaction of the AIP performance conditions is discussed in the narrative following the Grants of Plan-Based Awards Table. The amount actually paid to each NEO in 2012 based on 2011 performance under the AIP is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

With regard to the LTIP, the amount of each NEO’s award that was actually achieved based on satisfaction of the performance conditions for the 2009-2011 LTIP and the 2011 segment of each of the 2010-2012 LTIP and 2011-2013 LTIP cycles is set forth following the Grants of Plan-Based Awards Table. In addition, cash amounts earned by each NEO for the cumulative and 2011 segments of the 2009-2011 LTIP cycle and the 2011 segment of the 2010-2012 and 2011-2013 LTIP cycles are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. However, any cash or shares credited to a NEO based on achievement of performance conditions during a segment will not be paid until completion of the full LTIP cycle.

Name	Type of Award(1)	Grant Date(2)	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh) (#)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
				Threshold ($)	Target ($)	Maximum ($)		Threshold ($)	Target ($)	Maximum ($)
Douglas D. Tough	AIP	1/31/2011	1/31/2011	360,000	1,440,000	2,880,000	(7)
	2011 LTIP	1/31/2011	1/31/2011	250,000	1,000,000	2,000,000	(8)	250,000	1,000,000	2,000,000	(9)					967,296
	PRS	6/2/2011	1/31/2011									40,560	(10)			1,260,199
	RSU	6/2/2011	1/31/2011									4,345	(11)			255,921
Kevin C. Berryman	AIP	1/31/2011	1/31/2011	100,000	400,000	800,000	(7)
	2011 LTIP	1/31/2011	1/31/2011	56,250	225,000	450,000	(8)	56,250	225,000	450,000	(9)					217,642
	PRS	6/2/2011	1/31/2011									5,021	(10)			156,002
	SSAR	6/2/2011	1/31/2011											12,554	62.13	143,994
	RSU	6/2/2011	1/31/2011									3,138	(11)			184,828
Nicolas Mirzayantz	AIP	1/31/2011	1/31/2011	100,000	400,000	800,000	(7)
	2011 LTIP	1/31/2011	1/31/2011	56,250	225,000	450,000	(8)	56,250	225,000	450,000	(9)					217,642
	PRS	6/2/2011	1/31/2011									17,576	(10)			546,086
	RSU	6/2/2011	1/31/2011									1,883	(11)			110,909
Hernan Vaisman	AIP	1/31/2011	1/31/2011	100,000	400,000	800,000	(7)
	2011 LTIP	1/31/2011	1/31/2011	56,250	225,000	450,000	(8)	56,250	225,000	450,000	(9)					217,642
	SSAR	6/2/2011	1/31/2011											20,923	62.13	239,987
	RSU	6/2/2011	1/31/2011									3,138	(11)			184,828
Anne Chwat	AIP	4/14/2011	3/7/2011	67,500	270,000	540,000	(7)
	2009 LTIP	4/14/2011	3/7/2011	8,438	33,750	67,500	(12)	8,438	33,750	67,500	(13)					33,750
	2010 LTIP	4/14/2011	3/7/2011	19,688	78,750	157,500	(12)	19,688	78,750	157,500	(13)					77,457
	2011 LTIP	4/14/2011	3/7/2011	33,750	135,000	270,000	(8)	33,750	135,000	270,000	(9)					142,278
	PRS	6/2/2011	3/7/2011									13,520	(10)			420,066
	RSU	5/3/2011	3/7/2011									3,171	(14)			189,784

(1)	AIP = 2011 AIP

2009 LTIP = 2009-2011 Long-Term Incentive Plan Cycle

2010 LTIP = 2010-2012 Long-Term Incentive Plan Cycle

2011 LTIP = 2011-2013 Long-Term Incentive Plan Cycle

RSU = Restricted Stock Unit

PRS = Purchased Restricted Stock

SSAR = Stock Settled Appreciation Right

(2)	All AIP and LTIP grants were made under our 2010 SAIP. The material terms of these types of awards are described in the Compensation Discussion and Analysis.

(3)	The amounts in this column represent the number of RSUs and the number of PRS shares granted in 2011 on the applicable grant date.

(4)	The amounts in this column represent the number of SSARs granted under the ECP, as described in the Compensation Discussion and Analysis, in 2011 on the applicable grant date.

(5)	The amounts in this column represent the exercise price of each SSAR granted, which, for each SSAR, is the closing market price of a share of our common stock on the grant date.

(6)	The amounts in this column represent the aggregate grant date fair value of equity awards granted to our NEOs during the fiscal year ended December 31, 2011, calculated in accordance with FASB ASC Topic 718. The grant date fair value of LTIP awards pertains to the 50% portion of those awards that will be payable in shares of our common stock if the performance conditions are satisfied, and is based on the probable outcome of such conditions.

(7)	The amounts in this row in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns are the threshold, target and maximum dollar values under our 2011 AIP.

(8)	The amounts in this row in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns are the threshold, target and maximum dollar values of the 50% portion of our 2011-2013 LTIP cycle that would be payable in cash if the performance conditions are satisfied.

(9)	The amounts in this row in the Estimated Future Payouts Under Equity Incentive Plan Awards columns are the threshold, target and maximum dollar values of the 50% portion of our 2011-2013 LTIP cycle that would be payable in stock if the performance conditions are satisfied. The number of shares of our common stock for the 50% portion payable in stock was determined at the beginning of the cycle, based on $55.65 per share, the closing market price of a share of our common stock on January 3, 2011, the first stock trading day of the cycle.

(10)	This amount represents the number of shares of PRS granted under the ECP, as described in the Compensation Discussion and Analysis. Dividends are paid on PRS. Footnote 5 to the Summary Compensation Table lists the dollar amount of consideration paid by our NEOs for these PRS awards.

(11)	This amount represents the number of RSUs granted under the ECP or otherwise, as described in the Compensation Discussion and Analysis. Dividends are not paid on RSUs.

(12)	The amounts in these rows in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns are the pro-rated threshold, target and maximum dollar values of the 50% portion of our 2009-2011 LTIP and 2010-2012 LTIP cycles that would be payable to Ms. Chwat in cash if the performance conditions are satisfied. Pursuant to the terms of her employment letter agreement, Ms. Chwat is entitled only to a pro-rated amount under each such LTIP cycle based on the period she actually serves as an employee during that LTIP cycle.

(13)	The amounts in these rows in the Estimated Future Payouts Under Equity Incentive Plan Awards columns are the pro-rated threshold, target and maximum dollar values of the 50% portion of our 2009-2011 LTIP and 2010-2012 LTIP cycles that would be payable to Ms. Chwat in stock if the performance conditions are satisfied. The number of shares of our common stock for the 50% portion payable in stock was determined at the beginning of each cycle based on the closing market price of a share of our common stock on the first stock trading day of the cycle, which for the 2009-2011 cycle was $30.60, the closing market price of a share of our common stock on January 2, 2009; and for the 2010-2012 cycle was $42.01, the closing market price of a share of our common stock on January 4, 2010. Pursuant to the terms of her employment letter agreement, Ms. Chwat is entitled only to a pro-rated amount under each such LTIP cycle based on the period she actually serves as an employee during that LTIP cycle.

(14)	This grant was approved by our Board of Directors in connection with Ms. Chwat’s commencement of employment as our Senior Vice President, General Counsel and Corporate Secretary on April 14, 2011. This grant will vest on the third anniversary of the grant date.

Long-Term Incentive Plan

Additional details regarding our LTIP are included in the Compensation Discussion and Analysis.

2009-2011 LTIP Payout

The following chart illustrates the total amount earned by each NEO based on achievement of the corporate performance goals for each segment under the 2009-2011 LTIP cycle and based on each executive’s target amount (or reduced target amount for those executives who were not employed for the entire three-year cycle). The amount reported in the “Total” column is the amount that was paid out to the NEOs in early 2012 upon completion of the 2009-2011 LTIP cycle.

	Segment 1 (2009)		Segment 2 (2010)		Segment 3 (2011)		Cumulative (2009 – 2011)		Total
OCM	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)
Douglas D. Tough(1)	185,674	6,067	300,265	9,812	77,671	2,539	219,837	7,185	783,447	25,603
Kevin C. Berryman	60,600	1,980	98,000	3,203	25,350	828	71,750	2,345	255,700	8,356
Nicolas Mirzayantz	57,570	1,880	93,100	3,042	24,083	787	68,163	2,229	242,916	7,938
Hernan Vaisman	54,540	1,781	88,200	2,883	22,815	745	64,575	2,109	230,130	7,518
Anne Chwat(1)	0	0	0	0	12,833	419	12,108	396	24,941	815

(1)	Based on a pro-rated target amount.

2010-2012 LTIP Credit

Based on our achievement of the corporate performance goals for the 2011 segment (the second segment) of the 2010-2012 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive:

	Segment 2 (2011)
	Cash ($)	Shares (#)
Douglas D. Tough(1)	120,036	2,857
Kevin C. Berryman	28,519	679
Nicolas Mirzayantz	28,519	679
Hernan Vaisman	28,519	679
Anne Chwat(1)	12,833	306

(1)	Based on a pro-rated target amount.

2011-2013 LTIP Credit

Based on our achievement of the corporate performance goals for the 2011 segment (the first segment) of the 2011-2013 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive:

	Segment 1 (2011)
	Cash ($)	Shares (#)
Douglas D. Tough	126,750	2,277
Kevin C. Berryman	28,519	513
Nicolas Mirzayantz	28,519	513
Hernan Vaisman	28,519	513
Anne Chwat	17,111	307

Equity Compensation Plan Information

We are currently only granting equity awards under our 2010 SAIP, which replaces our 2000 SAIP and the 2000 Supplemental Stock Award Plan (the “2000 Supplemental Plan”). The following table provides information regarding our common stock which may be issued under our equity compensation plans as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	1,761,093	(2)	$39.71	(3)	1,627,836	(4)
Equity compensation plans not approved by security holders(5)	473,217		31.26	(3)	314,714	(6)

Total	2,234,310		$39.16	(3)	1,942,550

(1)	Represents the 2010 SAIP, the 2000 SAIP and the 2000 Stock Option Plan for Non-Employee Directors. The 2010 SAIP and the 2000 SAIP provide for the award of stock options, RSUs and other equity-based awards.

(2)	Includes options, RSUs, SSARs, the number of shares to be issued under the 2009-2011 LTIP cycle based on actual performance, and the maximum number of shares that may be issued under the 2010-2012 and 2011-2013 LTIP cycles if the performance conditions for each of those cycles are satisfied at the maximum level. The number of SSARs that may be issued upon exercise was calculated by dividing (i) the product of (a) the excess of the closing market price of our common stock on the last trading day of 2011 over the exercise price, and (b) the number of SSARs outstanding by (ii) the closing market price on the last trading day of 2011. Excludes outstanding shares of PRS under the 2010 SAIP and 2000 SAIP.

(3)	Weighted average exercise price of outstanding options and SSARs. Excludes RSUs, shares credited to accounts of participants in the DCP and shares that may be issued under the 2010-2012 and 2011-2013 LTIP cycles.

(4)	Does not include 1,162,047 equity awards outstanding as of December 31, 2011 under the 2000 SAIP or 200,087 equity awards outstanding as of December 31, 2011 under the 2000 Supplemental Plan. As approved by shareholders at the annual meeting held on April 27, 2010, shares authorized under the 2000 SAIP and 2000 Supplemental Plan, but not used under those plans for any reason, are added to shares available for awards under the 2010 SAIP. As a result, any outstanding grants under either of those plans that are cancelled will become available for grant under the 2010 SAIP.

(5)	We currently have three equity compensation plans that have not been approved by our shareholders: (i) the 2000 Supplemental Plan, (ii) the DCP, which is described on page 41 and (iii) a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director. Although we are no longer granting these annual 1,000 share stock awards to directors, the pool of shares remains authorized.

(6)	Includes 270,964 shares remaining available for issuance under the DCP and 43,750 shares remaining available for issuance from a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director. No shares remain available for issuance under the 2000 Supplemental Plan.

2000 Supplemental Stock Award Plan

On November 14, 2000, our Board approved the 2000 Supplemental Plan. Under applicable NYSE rules, this plan did not require approval by shareholders. The 2000 Supplemental Plan is a stock-based incentive plan designed to attract, retain, motivate and reward employees and certain other persons who provide services to the Company. This plan excludes all of our executive officers and directors. Under this plan, eligible participants could be granted nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, and other stock-based awards under terms and conditions identical to those under our shareholder-approved 2000 SAIP. The total number of shares originally reserved for awards under the 2000 Supplemental Plan was 4,500,000. A total of 70,182 options and 129,905 RSUs were outstanding under that plan as of December 31, 2011. As of April 27, 2010, no new awards have been granted under this plan.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our NEOs at December 31, 2011.

2011 Outstanding Equity Awards at Fiscal Year-End

Name	Grant Date	Grant Type(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)		Market Value of Shares or Units of Stock That Have Not Vested ($)(13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas D. Tough	4/28/2009	RSU							3,115	(2)	163,288
	3/8/2010	2010 LTIP							13,094	(3)	686,387	22,542	(4)	1,181,652
	6/2/2010	PRS							24,042	(5)	1,260,282
	6/2/2010	RSU							10,017	(5)	525,091
	6/2/2010	SSAR	—		26,714	(5)	44.92	6/2/2017
	3/7/2011	2011 LTIP							2,277	(6)	119,360	26,954	(7)	1,412,929
	6/2/2011	PRS							40,560	(8)	2,126,155
	6/2/2011	RSU							4,345	(8)	227,765
Kevin C. Berryman	5/27/2009	RSU							9,843	(9)	515,970
	8/27/2009	PRS							5,322	(10)	278,979
	8/27/2009	SSAR	—		35,486	(10)	36.07	8/27/2016
	3/8/2010	2010 LTIP							3,303	(3)	173,143	5,356	(4)	280,762
	6/2/2010	PRS							22,439	(5)	1,176,252
	6/2/2010	SSAR	—		16,028	(5)	44.92	6/2/2017
	3/7/2011	2011 LTIP							513	(6)	26,891	6,064	(7)	317,875
	6/2/2011	PRS							5,021	(8)	263,201
	6/2/2011	SSAR	—		12,554	(8)	62.13	6/2/2018
	6/2/2011	RSU							3,138	(8)	164,494
Nicolas Mirzayantz	5/6/2008	SSAR	5,546	(11)	—		42.19	5/6/2015
	5/27/2009	PRS							33,070	(10)	1,733,529
	5/27/2009	SSAR	—		23,622	(10)	30.48	5/27/2016
	3/8/2010	2010 LTIP							3,303	(3)	173,143	5,356	(4)	280,762
	6/2/2010	PRS							25,645	(5)	1,344,311
	6/2/2010	SSAR	—		10,685	(5)	44.92	6/2/2017
	3/7/2011	2011 LTIP							513	(6)	26,891	6,064	(7)	317,875
	6/2/2011	PRS							17,576	(8)	921,334
	6/2/2011	RSU							1,883	(8)	98,707
Hernan Vaisman	5/27/2009	PRS							28,346	(10)	1,485,897
	5/27/2009	RSU							4,724	(10)	247,632
	3/8/2010	2010 LTIP							3,303	(3)	173,143	5,356	(4)	280,762
	6/2/2010	RSU							4,007	(5)	210,047
	6/2/2010	SSAR	—		26,714	(5)	44.92	6/2/2017
	3/7/2011	2011 LTIP							513	(6)	26,891	6,064	(7)	317,875
	6/2/2011	SSAR	—		20,923	(8)	62.13	6/2/2018
	6/2/2011	RSU							3,138	(8)	164,494
Anne Chwat	4/14/2011	2010 LTIP							306	(3)	16,041	2,544	(4)	133,356
	4/14/2011	2011 LTIP							307	(6)	16,093	3,640	(7)	190,809
	5/3/2011	RSU							3,171	(12)	166,224
	6/2/2011	PRS							13,520	(8)	708,718

(1)	2010 LTIP = 2010-2012 Long-Term Incentive Plan Cycle

2011 LTIP = 2011-2013 Long-Term Incentive Plan Cycle

PRS = Purchased Restricted Stock

RSU = Restricted Stock Unit

SSAR = Stock Settled Appreciation Right

(2)	This grant was made when Mr. Tough served as a non-employee director of the Company, and vests on the third anniversary of the grant date. This grant must be automatically deferred upon vesting.

(3)

This amount represents the number of shares of stock that have been credited for the 2010 and 2011 segments of the 2010-2012 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle. The number of shares credited for Mr. Tough for the 2010 and 2011 segments of the 2010-2012 LTIP cycle was pro-rated based on the number of days he served as an employee during the full three-year cycle. The number of shares credited for Ms. Chwat for the 2010 and 2011 segments of the 2010-2012 LTIP cycle was pro-rated based on the period during which she served as an employee during each of the segments.

(4)	This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining two open segments of the 2010-2012 LTIP cycle. Shares earned during any segment of the 2010-2012 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(5)	This grant vests on April 2, 2013.

(6)	This amount represents the number of shares of stock that have been credited for the 2011 segment of the 2011-2013 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle.

(7)	This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining three open segments of the 2011-2013 LTIP cycle. Shares earned during any segment of the 2011-2013 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(8)	This grant vests on April 2, 2014.

(9)	This amount represents the unvested portion of a grant that was made in connection with Mr. Berryman’s commencement of employment in 2009. This grant vests 20% per year on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(10)	This grant vests on March 27, 2012.

(11)	This grant vested on the third anniversary of the grant date. This is the amount of unexercised SSARs.

(12)	This grant was approved by our Compensation Committee in connection with Ms. Chwat’s commencement of employment, and vests on the third anniversary of the grant date.

(13)	The market value was determined based on the closing price of our common stock on December 30, 2011.

Option Exercises and Stock Vested

The following table provides information regarding exercises of options and SSARs and stock vested during 2011 for each of our NEOs.

2011 Option Exercises and Stock Vested

		Option Awards			Stock Awards
Name	Type of Award(1)	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Type of Award(1)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Douglas D. Tough	—	—		—	RSU	(2)	1,467	(3)	82,475
					PRS	(4)(5)	39,301		1,312,260
					2009 LTIP	(6)	25,603		1,342,109

									2,736,844

Kevin C. Berryman		—		—	RSU	(7)(8)	3,281		209,951
					2009 LTIP	(6)	8,356		438,022

									647,973

Nicolas Mirzayantz	SSAR	5,546	(9)	114,913	PRS	(5)(10)	18,942		788,840
					2009 LTIP	(6)	7,938		416,110

									1,204,950

Hernan Vaisman	SSAR	31,998	(11)	692,437	PRS	(5)(10)	6,399		266,486
					2009 LTIP	(6)	7,518		394,094

									660,580

Anne Chwat	—	—		—	2009 LTIP	(6)	815		42,722

									42,722

(1)	RSU = Restricted Stock Unit
PRS = Purchased Restricted Stock
2009 LTIP = 2009-2011 Long-Term Incentive Plan Cycle
SSAR = Stock Settled Appreciation Right

(2)	The award represented in this row was granted in 2008, when Mr. Tough was a non-employee director of the Company, and vested on October 1, 2011. The value is based on the closing stock price of $56.22 on the vesting date.

(3)	Mr. Tough was required to automatically defer these shares under our DCP described under the heading “Non-Qualified Deferred Compensation”. Dividend equivalents are credited on vested deferred RSU shares. The actual realized value will depend upon the closing price of our common stock on the date the shares are issued to Mr. Tough.

(4)	The award represented in this row was granted in 2010 under the ECP, in connection with Mr. Tough’s commencement of employment, and vested on March 1, 2011. The value realized is based on the closing price of our common stock, which was $56.29, on the vesting date.

(5)	The value realized attributable to vested PRS is the product of (a) the number of vested shares of PRS and (b) the closing price of our common stock on the vesting date, less the aggregate amount paid by the executive to purchase the PRS. Without taking into account the consideration paid by the respective executive for his or her PRS shares, the value realized on vesting in the Value Realized on Vesting column attributable to PRS for this executive would be: Mr. Tough, $2,212,253; Mr. Mirzayantz, $1,188,421; and Mr. Vaisman, $401,473.

(6)

The award represented in this row is the equity portion of the 2009-2011 LTIP award, for which performance was completed on December 31, 2011. The number of shares represents the actual number of shares that will be issued to the participant in March 2012, as determined by the Board of Directors in January 2012. The value realized is based on the set number of shares and the closing market price of a share of our common stock on December 30, 2011, which was $52.42; however, the actual value realized may vary depending on the closing market price of a share of our common stock on the payout date.

(7)	A grant of 16,404 RSUs was made in connection with Mr. Berryman’s commencement of employment in 2009. 20% of this grant vests on each of the first, second, third, fourth and fifth anniversaries of the grant date. The award represented in this row is the second vesting on May 27, 2011. The value is based on the closing stock price of $63.99 on the vesting date.

(8)	Mr. Berryman deferred these shares under our DCP described under the heading “Non-Qualified Deferred Compensation”. Dividend equivalents are credited on vested deferred RSU shares. The actual realized value will depend upon the closing price of our common stock on the date the shares are issued to Mr. Berryman.

(9)	The award represented in this row was granted in 2008 under the ECP and vested on May 6, 2011. The value realized is based on the difference between the exercise price of $42.19 and the closing price of our common stock, which was $62.91, on the exercise date of May 13, 2011, and was paid in the form of 1,826 shares of common stock being issued to Mr. Mirzayantz.

(10)	The award represented in this row was granted in 2008 under the ECP and vested on May 6, 2011. The value realized is based on the closing price of our common stock, which was $62.74, on the vesting date.

(11)	The award represented in this row was granted in 2008 under the ECP and vested on May 6, 2011. The value realized is based on the difference between the exercise price of $42.19 and the closing price of our common stock, which was $63.83, on the exercise date of May 12, 2011, and was paid in the form of 10,848 shares of common stock being issued to Mr. Vaisman.

Pension Benefits

We provide a defined benefit pension plan (the “U.S. Pension Plan”) to eligible United States-based employees hired before January 1, 2006. Of our NEOs, only Mr. Mirzayantz currently participates in the U.S. Pension Plan. U.S. employees hired on or after January 1, 2006, including all of our other NEOs, are not eligible to participate in the U.S. Pension Plan. We pay the full cost of providing benefits under the U.S. Pension Plan.

Compensation and service earned after December 31, 2007 are not taken into account in determining an employee’s benefit under the U.S. Pension Plan except for employees whose combined age and years of service equaled or exceeded 70 as of December 31, 2007. As Mr. Mirzayantz did not satisfy this requirement, Mr. Mirzayantz had his benefit frozen as of December 31, 2007.

The monthly pension benefit is equal to the number of years of credited service as of December 31, 2011 times the difference between (a) 1.7% times final average compensation, and (b) 1.25% times the social security amount. Final average compensation for purposes of the U.S. Pension Plan is the average of the five consecutive years of compensation during the last ten years before December 31, 2011 that produce the highest average. The term “compensation” means the basic rate of monthly salary (as of April 1 each year) plus 1/12 of any AIP cash award received for the preceding year, reduced by any compensation deferred under our DCP. The normal retirement age under the U.S. Pension Plan is age 65.

Various provisions of the Internal Revenue Code of 1986, as amended (“IRC”) limit the amount of compensation used in determining benefits payable under our U.S. Pension Plan. We established a non-qualified Supplemental Retirement Plan to pay that part of the pension benefit that, because of these IRC limitations, cannot be paid under the U.S. Pension Plan to our U.S. senior executives. For purposes of the Supplemental Retirement Plan, “compensation” includes any salary and AIP amounts, including amounts deferred under our DCP.

Employees with at least 10 years of service are eligible for early retirement under the U.S. Pension Plan and the Supplemental Retirement Plan beginning at age 55. The benefit at early retirement is an unreduced benefit payable at age 62 or a reduced benefit (4% per year) if paid prior to age 62.

The following table provides information for our NEOs regarding our defined benefit retirement plan. The present value of accumulated benefits payable to the NEOs under each of our retirement plans was determined using the following assumptions: an interest rate of 4.7%; the RP-2000 Healthy Participant Male/Female Mortality with projections of mortality improvements; 80% of participants are married with a spouse four years younger and are receiving a 50% joint and survivor annuity and 20% of participants are unmarried and are receiving a straight life annuity with a five-year guarantee. Additional information regarding the valuation method and material assumptions used to determine the accumulated benefits reported in the table is presented in Note 13 to our consolidated financial statements included in our 2011 Annual Report. The information provided in the columns other than the Payments During Last Fiscal Year column is presented as of December 31, 2011, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended December 31, 2011.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits Assuming Retirement Age of 62 ($)(1)	Present Value of Accumulated Benefits Assuming Retirement Age of 65 ($)(2)	Payments During Last Fiscal Year ($)
Douglas D. Tough(3)		—	—	—	—
Kevin C. Berryman(3)		—	—	—	—
Nicolas Mirzayantz(4)	U.S. Pension Plan	16.23	390,178	316,449	—
	Supplemental Retirement Plan	16.23	621,711	504,231

			1,011,889	820,680

Hernan Vaisman(3)		—	—	—	—
Anne Chwat(3)		—	—	—	—

(1)	For Mr. Mirzayantz, our only NEO who is a participant in the U.S. Pension Plan and the Supplemental Retirement Plan as of December 31, 2011, the amounts in this column assume benefit commencement at unreduced early retirement at age 62 (with at least 10 years of credited service) and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in our financial statements.

(2)	For Mr. Mirzayantz, our only NEO who is a participant in the U.S. Pension Plan and the Supplemental Retirement Plan as of December 31, 2011, the amounts in this column assume benefit commencement at normal retirement at age 65 and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in our financial statements.

(3)	This executive is not eligible to participate in the U.S. Pension Plan, the Supplemental Retirement Plan or any other defined benefit plan because he or she commenced U.S. employment with the Company after January 1, 2006.

(4)	Benefits for Mr. Mirzayantz under the U.S. Pension Plan and Supplemental Retirement Plan were frozen as of December 31, 2007 because his age and service as of December 31, 2007 did not equal or exceed 70.

Non-Qualified Deferred Compensation

We offer our executive officers and other senior employees based in the United States an opportunity to defer compensation under our DCP, which is our non-qualified deferred compensation plan. The DCP allows these employees to defer salary, annual and long-term incentive awards and receipt of stock under some equity awards. There is no limit on the amount of compensation that a participant may elect to defer. The deferral period can extend for a specified number of years or until retirement or employment termination, and participants may elect to extend deferrals, subject to applicable tax laws. Subject to certain limitations on the number of installments and periods over which installments will be paid, participants in the DCP elect the timing and number of installments as to which the participant’s DCP account will be settled. Deferred cash compensation may be treated at the election of the participant as invested in (i) a variety of equity and debt mutual funds offered by The Vanguard Group, which administers the DCP, or (ii) a fund valued by reference to the value of our common stock with dividends reinvested, or (iii) an interest-bearing account. Except for deferrals into the IFF Stock Fund, the participant may generally change his or her choice of funds at any time. For the interest-bearing account, our Compensation Committee establishes an interest rate each year which we intend to be equal to 120% of the applicable federal long-term interest rate. For 2011 this interest rate was 4.24% and for 2012 this interest rate is 3.33%.

We make matching contributions under the DCP to make up for tax limitations on our matching contributions under our 401(k) plan, which is called our Retirement Investment Fund Plan. Until December 31, 2007, for employees hired prior to January 1, 2006, including Mr. Mirzayantz, the 401(k) plan provided for matching contributions at a rate of $0.50 for each dollar of contribution up to 6% of a participant’s salary. For U.S. employees hired on or after January 1, 2006, including all of our other NEOs and, effective January 1, 2008 for participants whose benefits have been frozen under the U.S. Pension Plan, including Mr. Mirzayantz, the 401(k) plan provides for matching contributions at a rate of $1.00 for each dollar of contribution up to 4% of a participant’s salary plus $0.75 for each dollar of contribution above 4% up to 8% of a participant’s salary. Additional details regarding the U.S. Pension Plan freeze are included above under “Pension Benefits”.

Tax rules limit the amount of the Company match under the 401(k) plan for our senior executives. The DCP matching contribution reflects the amount of the matching contribution which is limited by the tax laws. The same requirements under the 401(k) plan for matching, including vesting, apply to matching contributions under the DCP. Currently, matching contributions are automatically vested once a participant completes three years of service with the Company.

The DCP gives employees who are participants an incentive to defer compensation into the IFF Stock Fund by granting a 25% premium, credited in additional deferred stock, on all cash compensation deferred into the stock fund. The shares representing the premium generally are forfeited if employment ends prior to December 31 of the calendar year following the year during which the deferral was made or if the participant withdraws any deferred stock within one year of deferral. Vesting of the premium deferred stock accelerates upon a change in control. RSUs granted under our equity compensation plans may also be deferred upon vesting, but no premium is added.

The following table provides information for our NEOs regarding our DCP, the plan that provides for the deferral of compensation on a basis that is not tax-qualified.

2011 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Douglas D. Tough	812,721	(3)	146,708	(52,226)	—	1,059,468
Kevin C. Berryman	255,896	(4)	36,063	(50,294)	—	606,937
Nicolas Mirzayantz	179,270	(5)	—	(1,643)	—	837,735
Hernan Vaisman	40,000	(6)	32,313	(17,090)	—	314,262
Anne Chwat	225,000	(6)	30,368	(6,241)	—	249,127

(1)	The amounts in this column are included in the All Other Compensation column for 2011 in the Summary Compensation Table, and represent employer contributions credited to the participant’s account during 2011, as well as certain contributions credited in the first quarter of 2012 related to compensation earned in 2011.

(2)	If a person was an NEO in previous years’ proxy statements, this amount includes amounts that were included as compensation previously reported for that person in the Summary Compensation Table for those previous years. Of the totals in this column, the following amounts were reported as compensation in the Summary Compensation Table for 2006: Mr. Mirzayantz — $87,985; for 2007: Mr. Mirzayantz — $160,010; for 2008: Mr. Mirzayantz — $63,269; Mr. Vaisman — $40,371; for 2009: Mr. Berryman — $52,186; Mr. Mirzayantz — $31,228; Mr. Vaisman — $69,574; and for 2010: Mr. Tough — $774,993; Mr. Berryman — $98,501; Mr. Mirzayantz — $243,228; Mr. Vaisman — $68,816.

(3)	Of this amount, $84,000 is included in the Salary column for 2011 in the Summary Compensation Table. Mr. Tough also deferred RSUs with a value of $89,854, based on the market price of a share of our common stock on the date the shares were deposited into his deferral account in 2011. Mr. Tough was required to defer these RSUs under the terms of a grant of RSUs made in 2008 for his service as a non-employee director of the Company. (These deferred RSUs are included in the 2011 Option Exercises and Stock Vested Table with a value of $82,475 based on the closing market price of a share of our common stock on the vesting date.) The remaining $638,867 was the portion of Mr. Tough’s 2010 AIP payout which was deferred in 2011.

(4)	Of this amount, $55,000 is included in the Salary column for 2011 in the Summary Compensation Table. Mr. Berryman deferred RSUs granted in 2009 with a value of $200,896, based on the market price of a share of our common stock on the date the shares were deposited into his deferral account in 2011. These deferred RSUs are included in the 2011 Option Exercises and Stock Vested Table with a value of $209,951 based on the closing market price of a share of our common stock on the vesting date.

(5)	None of this amount is reported as compensation for 2011 in the Summary Compensation Table. This amount was included in the Non-Equity Incentive Plan Compensation column for 2010 in the Summary Compensation Table.

(6)	This amount is included in the Salary column for 2011 in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

We provide severance payments and benefits to our NEOs and other senior officers of the Company under our ESP based on their level. In addition, those executives, such as Mr. Mirzayantz and Mr. Vaisman, who were hired before October 22, 2007 were grandfathered in and therefore are eligible to receive benefits calculated in accordance with the prior ESP.

•

Covered Terminations — The executive will receive severance payments if his or her employment is terminated (1) by us without cause, (2) by the executive for good reason or (3) within two years of a change in control (“CiC”).

•

“Cause” means (i) willful and continued failure to perform substantially his or her duties after demand for performance has been made; (ii) willfully engaging in unauthorized conduct which is materially detrimental to us, including misconduct that results in material noncompliance with financial reporting requirements; or (iii) willfully engaging in illegal conduct or acts of serious dishonesty which materially adversely affects us.

•

“Good Reason” means any of the following, unless the participant consents in writing to the event: (i) a material reduction in the participant’s base salary as in effect before a CiC; (ii) our failure to continue a compensation or benefit plan for the participant, unless the plan is replaced by a comparable plan or it ends due to its normal expiration, or other action that materially adversely affects participation in one of these plans; (iii) a material change in the participant’s position, level, authority or responsibilities in a way that adversely impacts the participant; (iv) relocation of the participant’s work assignment by more than 45 miles; or (v) the failure of a successor company to assume our obligations under the ESP. However, “good reason” will exist only if the participant gives us notice within 90 days after occurrence of one of the foregoing events and we fail to correct the matter within 30 days after receipt of such notice.

•

“Change in Control” will be deemed to have occurred when (i) a person or group acquires our stock and becomes a beneficial owner of 50% or more of our outstanding voting power; (ii) board members at January 1, 2011 (as well as generally any new director approved by at least two-thirds of the incumbent directors), cease to be at least a majority of the Board; (iii) immediately following a merger, consolidation, recapitalization or reorganization, either new members constitute a majority of the Board of, or our voting securities outstanding before the event do not represent at least 50% of the voting power in, the surviving entity; or (iv) our shareholders approve a plan of complete liquidation and the liquidation commences, or a sale or disposition of substantially all of our assets (or similar transaction) is completed.

•

Severance payment.    Upon the occurrence of a covered termination, the executive is entitled to receive a monthly payment of (A) such executive’s monthly base salary at the date of termination plus (B) 1/12th of such executive’s average AIP bonus for the three most recent years, for the earlier of (i) 18 months (24 months for executives hired prior to October 22, 2007) following the termination or (ii) the executive’s attaining age 65.

•

Prorated LTIP and Equity.    An executive receiving benefits under the ESP must generally continue to be employed at the time of payment of an LTIP award or vesting of an equity award, except that an executive who is terminated during a three-year LTIP cycle may receive a pro rata payout for service during each segment in that cycle or an executive who has outstanding unvested equity award(s) may be entitled to continued vesting of a pro rata portion of those award(s). For LTIP, the Committee may, instead make a good faith estimate of the actual performance achieved through the date of termination and rely on this estimate to determine the prorated portion payable in settlement of such LTIP award.

•

Benefit continuation.    The executive will be entitled to the continuation of medical, dental and insurance benefits for such executive and his or her dependents for a period terminating on the earlier of 18 months (24 months for executives hired prior to October 22, 2007) following termination of employment, the commencement of eligibility for benefits under a new employer’s welfare benefits plan, or the executive’s attaining age 65.

•	Impact of termination upon CiC. Upon the occurrence of a covered termination within two years following a CiC, the executive would be entitled to:

•

A lump-sum payment equal to three times the sum of (i) the participant’s highest annual salary during the five years preceding termination and (ii) the higher of his or her average AIP bonus for the three most recent years or his or her target AIP bonus for the year of termination;

•	A prorated portion of the target LTIP for the cycles then in progress;

•	A prorated portion of the target AIP bonus for the year of termination;

•	Vesting of any stock options or SSARs not already vested upon the CiC with the remainder of the option or SSAR term to exercise the participant’s options or SSARs;

•	Vesting of restricted stock and RSU awards not already vested upon the CiC and, unless deferred by the participant, and settlement of restricted stock and RSU awards;

•

For participants in our Supplemental Retirement Plan, an additional three years’ credit of age and compensation for pension calculation purposes, with the assumption that annual compensation would have continued at current rates during the additional period, and full funding of any supplemental pension obligation through a rabbi trust. (Of our NEOs, this provision applies only to Mr. Mirzayantz, as our other NEOs are not eligible to participate in our defined benefit pension plans); and

•	Continuation of medical, dental and life insurance coverage for three years, or until the participant obtains new employment providing similar benefits.

For executives who were designated as ESP participants prior to March 8, 2010, we will pay a “gross-up” payment for any excise taxes that may be payable by the executive as a result of any termination following a change in control, other than a termination for “cause,” except in the limited case where a cut-back of 10% of the severance payments would avoid the excise tax. Executives designated as ESP participants after March 8, 2010 will not be entitled to receive a tax “gross-up” payment. Instead their severance payments would be subject to a “modified cut-back” provision, where severance or other payments to that participant would be reduced if this reduction would produce a better after-tax result for the participant. There would be no reduction, however, if the participant (who would be responsible for any excise tax) would have a better after-tax result without the reduction. Messrs. Berryman, Mirzayantz and Vaisman were each designated as ESP participants prior to March 8, 2010 and are therefore eligible to receive a tax “gross-up” payment, if applicable.

Accelerated vesting of awards upon a CiC.    The ESP provides that, upon a CiC, stock options, restricted stock and other equity awards become fully vested and exercisable, and forfeiture and deferral conditions and other restrictions on restricted stock and other equity awards will end, except to the extent waived by the participant and subject to applicable tax rules. For the NEOs, this acceleration will not apply to awards granted after 2010 if the CiC occurs in 2012 or later; in such case, the equity awards instead will become vested and exercisable if we terminate the executive’s employment not for cause or the executive terminates for good reason within two years after the CiC.

Death, disability or retirement.    The ESP provides for payments and benefits upon death, disability or retirement at or after age 62. If one of these events occurs before a CiC, the participant or the participant’s estate will receive a prorated portion of the AIP and LTIP awards that would have become payable had he or she continued employment for the full performance period, based on actual performance achieved. In this case, we do not alter the terms of stock options. If one of these events occurs, restricted stock and RSU awards fully vest and are settled unless deferred. In addition, if one of these events occurs within two years after a CiC, the participant would receive the same AIP and LTIP awards (subject to achievement of certain minimum performance requirements) and vesting of equity awards as for a termination not for cause within two years after a CiC, except that options will remain outstanding for no more than one year following death and three years following termination due to disability.

In addition to the amounts paid under the ESP, in the event of death, our NEOs would be entitled to payments under our Executive Death Benefit Plan as described in the Compensation Discussion and Analysis under the heading “Executive Death Benefit Plan”. In the event of disability, our NEOs would be entitled to payments under our Disability Insurance Program that applies to salaried employees generally (60% of monthly salary up to a maximum of $15,000 per month).

Participant Obligations for the Protection of Our Business.    As a condition of the participant’s right to receive severance payments and benefits, the ESP requires that he or she not compete with us, or induce customers, suppliers or others to curtail their business with us, or induce employees or others to terminate employment or service with us. These restrictions apply while a participant is employed and following a termination of employment during any period in which the participant is receiving severance benefits. The ESP also conditions severance payments and benefits on the participant meeting commitments relating to confidentiality, cooperation in litigation and return of our property. A “clawback” provision requires that a participant forfeit some of the gains realized from option exercises and settlements of other equity awards if the participant fails to meet these commitments.

Effect of IRC Section 409A. The timing of our payment of some payments and benefits may be restricted under IRC Section 409A, which regulates deferred compensation. Some amounts payable to any of our NEOs or other participants in the ESP upon termination may be delayed until six months after termination.

Other Separation Arrangements

Mr. Tough

Details regarding Mr. Tough’s letter agreement dated September 8, 2009 are included under the heading “Employment Agreements or Arrangements” following the Summary Compensation Table. In addition, under the terms of his letter agreement, Mr. Tough is a participant in our ESP and is entitled to certain payments upon termination as set forth in his letter agreement and in the ESP, as applicable. If Mr. Tough’s employment is terminated by us without Cause or by Mr. Tough for Good Reason (each as defined in his letter agreement), separation benefits due to Mr. Tough under the ESP will not be less than (i) a pro rata AIP bonus for the year of termination based on actual performance and paid when AIP bonuses are paid generally, (ii) payroll installments of severance for 2 years in the aggregate amount equal to 2 times the sum of Mr. Tough’s annual base salary and target AIP amount (a reduced amount and payment period applies for a termination after attaining age 63), and

(iii) continued participation in our welfare benefit plans during the severance pay period at active employee rates. If such termination had occurred prior to March 1, 2011, the first anniversary of the effective date of Mr. Tough’s employment, his sign-on award under the ECP would have become vested on a pro rata basis. If such termination occurs in contemplation of or within 2 years after a CiC (as defined in the ESP and as described above), the above separation benefits are modified to provide a severance payment multiple of “3” and 36-month payment period, instead of “2” and 24 months (and a reduced amount and payment period for a termination after attaining age 63). If Mr. Tough’s employment terminates on account of death or disability, he would be entitled to the benefits provided under the ESP. Mr. Tough will not be entitled to any payment (including any tax gross-up) respecting taxes he may owe under IRC Section 4999 (so-called “golden parachute taxes”). The separation benefits payments are subject to Mr. Tough’s delivery to the Company of an executed general release, resignation from all offices, directorships and fiduciary positions with the Company and continued compliance with restrictive covenants regarding non-competition, non-solicitation, confidentiality, cooperation and non-disparagement. Upon a termination of Mr. Tough’s employment for any reason, the non-competition and non-solicitation covenants continue to apply for 2 years (or a shorter period if he had attained age 63). If Mr. Tough’s employment terminates prior to a CiC and he fails to comply with the restrictive covenants, Mr. Tough’s unexercised options and SSARs, and any other unvested award will be immediately forfeited and canceled, no further separation benefits will be provided and Mr.  Tough may be subject to a claw-back with respect to any paid separation benefits and certain other amounts.

Payments and Benefits Upon a Change in Control and Various Types of Terminations.

The following table shows the estimated payments and value of benefits that we would provide to each of our NEOs, if the triggering events described in the heading of the table had occurred on December 31, 2011. None of our NEOs is currently eligible for any additional benefits upon early retirement nor does the Company provide any additional benefits to our NEOs upon a voluntary resignation or termination for cause. Certain assumptions made for purposes of presenting this information and certain amounts not reflected in the table are explained below. For all cases, the per share market price of our common stock is assumed to be $52.42, the actual closing price per share on the last trading day of the year, December 30, 2011. In preparing the estimates in this table, we have assumed that any CiC would also constitute a “change in ownership and control” for purposes of the golden parachute excise tax rules. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis.

The amounts set forth in the table below reflect the additional amounts of compensation that would be payable as a result of the indicated triggering event. Except as noted in footnote (6) of the table, these amounts do not include payments and benefits to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The salary, AIP award and LTIP award otherwise payable to each NEO through December 31, 2011 is included in the Summary Compensation Table. In addition to the amounts set forth in the table below, in the event of a CiC, the aggregate balance held in our DCP for each of our NEOs who participate in that plan will be automatically accelerated and settled within five business days of the CiC, as opposed to the participant’s original deferral election. The amounts that would have been accelerated in the event of a CiC as well as, in all other cases, the amounts each of our NEOs who participate in that plan would have received according to the participant’s original deferral election, are shown in the Aggregate Balance at Fiscal Year-End column of the Non-Qualified DCP Table. The timing and form of payments which may be made under that plan in events other than a CiC are described in the accompanying narrative to that table. The regular pension benefits that Mr. Mirzayantz, our only eligible NEO, would receive under the normal terms of our U.S. Pension Plan and Supplemental Retirement Plan are shown in the Present Value of Accumulated Benefit Assuming Retirement Age of 65 column of the Pension Benefits Table. The timing and form of payments which may be made under these plans are described in the accompanying narrative to that table. The amounts shown in the table below as Incremental Non-Qualified Pension are explained in footnote (12) in the table presented below.

Potential Payments upon Termination and Change in Control

	Involuntary Termination Not for Cause Prior to or More Than 2 Years After a CiC		Death Prior to or More Than 2 Years After a CiC	Separation Due to Disability Prior to or More Than 2 Years After a CiC	Involuntary or Good Reason Termination Within 2 Years After a CiC		Death Within 2 Years After a CiC	Separation Due to Disability Within 2 Years After a CiC
Douglas D. Tough
Salary	$2,400,000		$—	$—	$3,600,000		$—	$—
AIP	2,880,000	(2)	—	—	6,388,677	(3)	—	—
LTIP(4)	1,903,568		1,903,568	1,903,568	1,927,616		1,927,616	1,927,616
ECP Acceleration(5)	—		2,702,956	2,502,601	2,702,956		2,702,956	2,702,956
Incremental Non-Qualified Pension	—		—	—	—		—	—
Medical Benefits(6)	24,936		—	—	37,405
Executive Death Benefit(7)	—		2,400,000				2,400,000
Executive Death Benefit Premium(8)	76,805		—	—	115,207		—	—
Disability Insurance(9)	—		—	180,000	—		—	180,000
Tax Gross-up(10)	—		—	—	—		—	—

Total	$7,285,309		$7,006,524	$4,586,169	$14,771,861		$7,030,572	$4,810,572

Kevin C. Berryman
Salary	$750,000		$—	$—	$1,500,000		$—	$—
AIP	741,900	(2)	—	—	1,483,800	(3)	—	—
LTIP(4)	446,972		446,972	446,972	449,589		449,589	449,589
ECP Acceleration(5)	—		2,343,363	1,642,957	2,343,363		2,343,363	2,343,363
Incremental Non-Qualified Pension	—		—	—	—		—	—
Medical Benefits(6)	37,658		—	—	75,316
Executive Death Benefit(7)	—		1,000,000				1,000,000
Executive Death Benefit Premium(8)	19,198		—	—	38,395		—	—
Disability Insurance(9)	—		—	180,000	—		—	180,000
Tax Gross-up(10)	—		—	—	2,037,285		—	—

Total	$1,995,728		$3,790,335	$2,269,929	$7,927,748		$3,792,952	$2,972,952

Nicolas Mirzayantz
Salary	$1,000,000		$—	—	$1,295,511	(11)	$—	$—
AIP	611,910	(2)	—	—	1,200,000	(3)	—	—
LTIP(4)	446,972		446,972	446,972	449,589		449,589	449,589
ECP Acceleration(5)	—		3,127,049	2,471,909	3,127,049		3,127,049	3,127,049
Incremental Non-Qualified Pension(12)	—		—	—	754,485		—	—
Medical Benefits(6)	50,211		—	—	75,316		—	—
Executive Death Benefit Proceeds(7)	—		1,000,000	—	—		1,000,000	—
Executive Death Benefit Premium(8)	18,705		—	—	28,057		—	—
Disability Insurance(9)	—		—	180,000	—		—	180,000
Tax Gross-up(10)	—		—	—	0		—	—

Total	$2,127,798		$4,574,021	$3,098,881	$6,930,007		$4,576,638	$3,756,638

	Involuntary Termination Not for Cause Prior to or More Than 2 Years After a CiC		Death Prior to or More Than 2 Years After a CiC	Separation Due to Disability Prior to or More Than 2 Years After a CiC	Involuntary or Good Reason Termination Within 2 Years After a CiC		Death Within 2 Years After a CiC	Separation Due to Disability Within 2 Years After a CiC
Hernan Vaisman
Salary	$1,000,000		$—	$—	$1,500,000		$—	$—
AIP	872,854	(2)	—	—	1,309,281	(3)	—	—
LTIP(4)	446,972		446,972	446,972	449,589		449,589	449,589
ECP Acceleration(5)	—		1,876,432	1,676,077	1,876,432		1,876,432	1,876,432
Incremental Non-Qualified Pension	—		—	—	—		—	—
Medical Benefits(6)	50,211		—	—	75,316		—	—
Executive Death Benefit Proceeds(7)	—		1,000,000	—	—		1,000,000
Executive Death Benefit Premium(8)	28,845		—	—	43,267		—	—
Disability Insurance(9)	—		—	180,000	—		—	180,000
Tax Gross-up(10)	—		—	—	1,806,064		—	—

Total	$2,398,882		$3,323,405	$2,303,050	$7,059,950		$3,326,022	$2,506,022

Anne Chwat
Salary	$675,000		$—	$—	$1,350,000		$—	$—
AIP	405,000	(2)	—	—	810,000	(3)	—	—
LTIP(4)	99,244		99,244	99,244	154,462		154,462	154,462
ECP Acceleration(5)	—		454,943	454,943	454,943		454,943	454,943
Incremental Non-Qualified Pension	—		—	—	—		—	—
Medical Benefits(6)	37,658		—		75,316
Executive Death Benefit Proceeds(7)	—		900,000				900,000
Executive Death Benefit Premium(8)	37,021		—	—	74,042		—	—
Disability Insurance(9)	—		—	180,000	—		—	180,000
Tax Gross-up(10)	—		—	—	—		—	—

Total	$1,253,923		$1,454,187	$734,187	$2,918,763		$1,509,405	$789,405

(1)	Pursuant to the terms of the ESP, an executive who elects to retire after attaining age 62 is entitled to the same benefits that are reflected under the “Separation Due to Disability” columns (less any disability insurance proceeds). Mr. Tough is currently our only executive who would be entitled to receive this benefit upon voluntary retirement.

(2)	This amount is based on the average annual incentive award paid for performance in the three years preceding the year of the presumed December 31, 2011 termination (i.e., the three years ending December 31, 2010) under the AIP (or averaged over the lesser number of years during which the executive was eligible for AIP awards or, if not eligible for an AIP award before 2011 (the presumed year of termination), the executive’s target annual incentive under the AIP for 2011). This amount does not take into account any actual AIP amounts paid for 2011, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(3)	This amount represents three times the greater of: (i) the executive’s average annual incentive award paid for performance in the three years preceding the year of the presumed December 31, 2011 termination (i.e., the three years ending December 31, 2010) under the AIP (or averaged over the lesser number of years during which the executive was eligible for AIP awards); or (ii) the executive’s target annual incentive for the presumed year of termination (2011). This amount does not take into account any actual AIP amounts paid for 2011, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)	The amounts in this row are the additional LTIP amounts that would be payable as severance with respect to the 2010-2012 and 2011-2013 LTIP cycles and pursuant to the ESP, that would be paid in cash. If death, disability or involuntary termination not for cause take place prior to or more than two years after a CiC, then this amount is based on actual performance of the relevant LTIP cycles in progress. If death, disability or involuntary termination not for cause or termination by the employee for good reason takes place within two years after a CiC, then this amount is based on target LTIP for the relevant LTIP cycles in progress.

If death, disability or involuntary termination not for cause take place prior to or more than two years after a CiC the amounts reported in this row represent: the actual amounts previously earned and banked under the 2010 segment of the 2010-2012 LTIP cycle; actual amounts earned and banked under the 2011 segment of the 2010-2012 and 2011-2013 LTIP cycles, and pro-rated target amounts for the cumulative segment of each of the 2010-2012 and 2011-2013 LTIP cycles. If death, disability or involuntary termination not for cause or termination by the employee for good reason takes place within two years after a CiC, the amounts reported in this row represent: the target amount for the 2010-2012 LTIP cycle prorated based on the number of days worked in the performance period divided by the total number of days in the performance period for the 2010-2012 LTIP cycle; and the target amount for the 2011-2013 LTIP cycle prorated based on the number of days worked in the performance period divided by the total number of days in the performance period for the 2011-2013 LTIP cycle. This amount does not take into account the actual amounts paid out under the completed 2009-2011 LTIP cycle, which are discussed in the narrative following the Grants of Plan-Based Award Table under the heading “Long-Term Incentive Plan”.

(5)	For termination due to death or disability more than two years prior to a CiC, the amounts in this row represent the aggregate value of RSU and PRS awards which would immediately vest upon occurrence of the termination event. For termination events within two years after a CiC, the amounts in this row represent the aggregate in-the-money value of the options, SSARs, RSUs, PRS and other equity awards which would become vested as a direct result of the CiC before the stated vesting date specified in the applicable equity award document. For grants prior to 2010, these amounts would be payable upon a CiC, even if the executive’s employment is not terminated. The stated vesting date in the equity award document is the date at which an award would have been vested if there were not a CiC and if there were not any termination of the executive’s employment. The calculation of these amounts does not attribute any additional value to options based on their remaining exercise term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the CiC. These amounts also do not include any value for equity awards that, by their terms, are not accelerated and continue to vest.

(6)	Amounts in this row are the COBRA costs of medical and dental benefits for the covered period based on assumptions used for financial reporting purposes. Although our medical and dental insurance is generally available to our employees, only participants in our ESP, including our NEOs, would be entitled to have the benefits paid for by the Company.

(7)	The amounts in this row are the amounts that would be payable under our Executive Death Benefit Plan upon the death of the NEO.

(8)	The amounts in this row are the total dollar value of the additional premiums that would be payable to continue the Executive Death Benefit Plan for the NEO.

(9)	The amounts in this row are the amounts that would be payable under our disability insurance program upon the NEO’s separation from employment due to long-term disability. This program is generally available to salaried employees.

(10)	For purposes of computing this “gross-up,” we include the present value of all accelerated equity awards. No excise tax or gross-up payment would be triggered by the accelerated vesting of equity upon the occurrence of a CiC without a termination event. For Mr. Mirzayantz, no “gross-up” is reflected, as a reduction of $204,489 would be applied to his severance benefits pursuant to the cut-back provisions of the ESP.

We would not be entitled to claim tax deductions for a portion of the compensation paid in connection with “gross-up” payments. We estimate our federal income tax payable on the non-deductible portion of compensation to these executive officers would be, in the aggregate, $8,873,093.

(11)	Amount has been downward adjusted by $204,489 to reflect the application of the cut-back provisions of the ESP to avoid excise tax.

(12)	Mr. Mirzayantz is the only NEO who is eligible to participate in the Supplemental Retirement Plan. The amounts in this row represent (i) the incremental increase in the present value of the executive’s pension benefit reflecting an additional three years’ credit of age and compensation for pension calculation purposes, with the assumption that annual compensation would have continued at current rates during the additional period and (ii) the value of subsidized early commencement of pension benefits prior to age 62.

X. OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership, and to furnish us with copies of all Section 16(a) forms they file. Based on a review of our records and certain written representations received from our executive officers and directors, we believe that during the year ended December 31, 2011, all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10% shareholders were complied with on a timely basis.

Proxy Solicitation Costs

We will pay the entire cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited on our behalf by directors, officers or employees in person, by telephone, by facsimile or by electronic mail. We have retained Georgeson Inc. to assist in proxy solicitation for a fee of $9,000 plus expenses. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of our common stock.

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in our proxy materials for next year’s annual meeting of shareholders, the Secretary of the Company must receive the written proposal no later than January 31, 2013. Under Article I, Section 3 of our By-laws, in order for a shareholder to submit a proposal or to nominate any director at an annual meeting of shareholders, the shareholder must give written notice to the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of this year’s annual meeting of shareholders. The notice must also meet all other requirements contained in our By-laws, including the requirement to contain specified information about the proposed business or the director nominee and the shareholder making the proposal.

As of the date of this proxy statement, we do not know of any matters to be presented at the 2012 Annual Meeting other than those described in this proxy statement. If any other matters should properly come before the meeting, proxies in the enclosed form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies, unless otherwise specified.

Shareholder Communications

Shareholders and other parties interested in communicating directly with the Lead Director, the non-management directors as a group or all directors as a group may do so by writing to the Lead Director or the non-management directors or the Board of Directors, in each case, c/o Anne Chwat, Senior Vice President, General Counsel and Corporate Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder of the Company.

The Board has approved a process for handling correspondence received by the Company on behalf of a non-management director or directors as a group. Under that process, the General Counsel and Corporate Secretary of the Company reviews all such correspondence and maintains a log of and forwards to the appropriate Board member, correspondence that is relevant to (i) the functions of the Board or committees thereof or (ii) other significant matters involving the Company. The General Counsel and Corporate Secretary may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log maintained by the General Counsel and Corporate Secretary at any time.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit group and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our 2012 Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about March 14, 2012. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019 (telephone: 212-765-5500).

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact American Stock Transfer & Trust Company as indicated above. Beneficial shareholders can request information about householding from their nominee.

Available Information

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2011 Annual Report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investors — SEC Filings link on our internet website at, www.iff.com. A request for a copy of such report should be directed to International Flavors & Fragrances Inc., 521 West 57th Street, New York, NY 10019, Attention: Investor Relations. A copy of any exhibit to the Form 10-K for the year ended December 31, 2011 will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

EXHIBIT A

LOCAL CURRENCY SALES GROWTH

	0000	0000	0000	0000	0000
2007	2008	2009	2010	2011	CAGR
5%	2%	0%	13%	4%	4.8%

OPERATING PROFIT — GAAP TO NON-GAAP RECONCILIATION

(IN THOUSANDS)	2006		2011	Growth
As Reported Operating Profit	328,993		427,729	30%
R&D Credit	2,180		—	—
Revised Operating Profit	331,173	¹	427,729	29%
Restructuring Charges	2,680		13,172	—
Patent Litigation Settlement	—		33,495	—
Adjusted Operating Profit	333,853		474,396	42%

Annual Sales	2,095,390		2,788,018	—
Adjusted Operating Profit Margin	15.9%		17.0%	+ 110 bps

1	2006 period revised to properly recognize R&D expense, net of R&D credits, to be consistent with other period presentations

EARNINGS PER SHARE (EPS) — GAAP TO NON-GAAP RECONCILIATION

(PER SHARE DATA)	2008	2011	Growth
As Reported EPS	2.86	3.26	14%
Restructuring Charges	0.16	0.11	—
Employee Separation & Implementation Costs	0.05	—	—
Insurance Recovery	(0.02)	—	—
Tax Adjustment	(0.29)	—	—
Patent Ligation Settlement	—	0.36	—
Adjusted EPS[1]	2.76	3.74	35%

1	The sum of EPS Reported, plus the per share effects of items added back to reconcile to EPS as Adjusted, may not equal the total EPS as Adjusted, due to rounding differences

Average Working Capital (In $ Thousands)
	Q405	Q1 06	Q2 06	Q3 06	Q4 06	5-Period Avg.
Accounts Receivable before allowance for doubtful accounts	$319,644	$363,513	$389,638	$387,359	$369,870	$366,005
Inventory	430,794	437,560	443,339	433,458	446,606	438,351
Accounts Payable	(98,588)	(105,298)	(107,633)	(104,717)	(111,661)	(105,579)

Core Working Capital	$651,850	$695,775	$725,344	$716,100	$704,815	$698,777

2006 Net Sales						$2,095,390

5-Period Avg WC as % of annual sales						33.3%

	Q410	Q1 11	Q2 11	Q3 11	Q4 11	5-Period Avg.
Accounts Receivable before allowance for doubtful accounts	$458,128	$526,395	$551,189	$522,747	$476,031	$506,898
Inventory	531,675	559,550	568,162	534,765	544,439	547,718
Accounts Payable	(200,153)	(185,205)	(166,438)	(180,931)	(208,759)	(188,297)

Core Working Capital	$789,650	$900,740	$952,913	$876,581	$811,711	$866,319

2011 Net Sales Sales						$2,788,018

5-Period Avg WC as % of annual sales						31.1%

VOTE BY INTERNET – www.proxyvote.com

Use the internet to transmit your voting instructions up until the date and time indicated on the reverse side. Have your proxy card in hand when you access the web site and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER

COMMUNICATIONS

If you would like to reduce the costs incurred by International Flavors & Fragrances Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until the date and time indicated on the reverse side. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by the date and time indicated on the reverse side.

VOTE IN PERSON

You may vote your shares in person by attending the Annual Meeting.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

521 WEST 57TH STREET

NEW YORK, NY 10019

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

INTERNATIONAL FLAVORS & FRAGRANCES INC.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE

“FOR” PROPOSALS 1, 2 AND 3.

Vote on Directors

1. ELECTION OF DIRECTORS

Nominees For Against Abstain For Against Abstain

01) Marcello Bottoli 07) Henry W. Howell, Jr.

02) Linda B. Buck 08) Katherine M. Hudson

03) J. Michael Cook 09) Arthur C. Martinez

04) Roger W. Ferguson, Jr. 10) Dale F. Morrison

05) Andreas Fibig 11) Douglas D. Tough

06) Alexandra A. Herzan

Vote on Proposal

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012. For Against Abstain

Vote on Proposal

3. Advisory vote to approve the compensation paid to the Company’s named executive officers in 2011.

For Against Abstain

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR Items 1, 2 and 3 and, in the discretion of the proxy holders named herein, on any other matters that may properly come before the Meeting and any adjournment(s) or postponement(s) thereof.

For address changes and/or comments, please check this box

and write them on the back where indicated.

Yes No

Please indicate if you plan to attend this meeting

Please sign your name as it appears hereon. When signing as an attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer

Signature [PLEASE SIGN WITHIN BOX] Date

Signature ( Joint Owners) Date

ADMISSION TICKET

INTERNATIONAL FLAVORS & FRAGRANCES INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 1, 2012 AT 10:00 A.M.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

521 WEST 57TH STREET

NEW YORK, NY 10019

ADMITS ONE SHAREHOLDER

INTERNATIONAL FLAVORS & FRAGRANCES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

MAY 1, 2012

The undersigned hereby appoint(s) each of Messrs. Douglas D. Tough and Kevin C. Berryman and Ms. Anne Chwat as the attorney and proxy of the undersigned, with full power of substitution, to vote the number of shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of International Flavors & Fragrances Inc. to be held at the headquarters of the Company on Tuesday, May 1, 2012 at 10:00 A.M. Eastern Time, and any adjournment(s) or postponement(s) thereof (the “Meeting”).

IF YOU ARE A SHAREHOLDER OF RECORD, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR ITEMS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN TIME ON APRIL 30, 2012.

If you are a participant in the International Flavors & Fragrances Inc. Retirement Investment Fund Plan (the “401(k) Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Company, the trustee of the 401(k) Plan. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plan for which voting instructions are not received by 11:59 P.M. Eastern Time on April 27, 2012, or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the 401(k) Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on reverse side)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE